HECLA MINING COMPANY

AND

0963708 B.C. Ltd.

AND

AURIZON MINES LTD.

ARRANGEMENT AGREEMENT

DATED March 3, 2013

i

ii

iii

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT dated March 3, 2013,

B E T W E E N:

Hecla Mining Company, a corporation existing under the laws of the State of Delaware (“Hecla”)

- and –

0963708 B.C. Ltd., a corporation existing under the laws of British Columbia (“Acquireco”)

- and -

Aurizon Mines Ltd., a corporation existing under the laws of British Columbia (“Aurizon”)

Preliminary Statement

Hecla, Acquireco and Aurizon have agreed to effect a combination of their respective businesses through an Arrangement effected under the British Columbia Business Corporations Act (British Columbia) on the terms and subject to the conditions set out in this Agreement.

Article 1
INTERPRETATION

1.1                                      Definitions

In this Agreement, unless the context otherwise requires:

“Acquireco” means 0963708 B.C. Ltd.;

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry (written or oral) from any person or group of persons other than Hecla (or any affiliate of Hecla) and whether made to Aurizon or to the Aurizon Shareholders relating to: (i) any direct or indirect sale, disposition or joint venture (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale), in a single transaction or a series of related transactions, of assets representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of Aurizon and its subsidiaries or of 20% or more of the voting, equity or other securities of Aurizon or any of its subsidiaries (or rights or interests therein or thereto) representing 20% or more of the consolidated assets of Aurizon and its subsidiaries, taken as a whole; (ii) any direct or indirect take-over bid, tender offer, exchange offer, treasury issuance or other transaction that, if consummated, would result in a person or group of persons beneficially owning 20% or more of any class of voting, equity or other securities or any other equity interests (including securities convertible into or exercisable or exchangeable for voting or equity securities) of Aurizon or any of its subsidiaries representing 20% or more of the consolidated assets of Aurizon and its subsidiaries, taken as a whole; (iii) any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or exclusive license involving Aurizon or any of its subsidiaries representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of Aurizon and its subsidiaries taken as a whole; (iv) any other similar transaction or series of transactions involving Aurizon or any of its subsidiaries; or (v) any other transaction, the consummation of which could reasonably be expected to impede, prevent or delay the transactions contemplated by this Agreement or the Arrangement;

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“Advance Ruling Certificate” means an advance ruling certificate issued by the Commissioner pursuant to section 102 of the Competition Act with respect to the transactions contemplated by this Agreement;

“affiliate” has the meaning ascribed thereto in the Securities Act;

“Agreement” means this arrangement agreement, together with the Disclosure Letter, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof;

“Arrangement” means an arrangement under Division 5 of Part 9 of the BCBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement or made at the direction of the Court in the Final Order with the prior written consent of Hecla and Aurizon, each acting reasonably;

“Arrangement Resolution” means the special resolution of the Aurizon Shareholders and Aurizon Optionholders voting as a single class, approving the Arrangement to be considered at the Aurizon Meeting, substantially in the form and content of Schedule B hereto;

“associate” has the meaning ascribed to such term in the Securities Act;

“Aurizon” means Aurizon Mines Ltd.;

“Aurizon Benefit Plans” has the meaning ascribed thereto in Section 3.1(cc)(i)

;

“Aurizon Board” means the board of directors of Aurizon as the same is constituted from time to time;

“Aurizon Circular” means the notice of the Aurizon Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto, to be sent to the Aurizon Securityholders in connection with Aurizon Meeting, as amended, supplemented or otherwise modified from time to time;

2

“Aurizon Financial Statements” has the meaning ascribed thereto in Section 3.1(k)

;

“Aurizon Meeting” means the special meeting of Aurizon Securityholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

“Aurizon Optionholders” means the holders of Aurizon Options;

“Aurizon Options” means the outstanding options to purchase Aurizon Shares granted under Aurizon Stock Option Plans;

“Aurizon Public Disclosure Record” means all documents and information filed by Aurizon under applicable Securities Laws on the System for Electronic Document Analysis Retrieval (SEDAR), during the three years prior to the date hereof;

“Aurizon Securityholders” means, collectively, the Aurizon Shareholders and the Aurizon Optionholders;

“Aurizon Securityholder Approval” has the meaning ascribed to such term in Section 2.2(a)(i)(B)

;

“Aurizon Shareholder Rights Plan” means the shareholder rights plan agreement dated January 22, 2013 between Aurizon and Computershare Trust Company of Canada, as rights agent, as amended from time to time;

“Aurizon Shareholders” means the holders of Aurizon Shares;

“Aurizon Shares” means the common shares in the capital of Aurizon;

“Aurizon Stock Option Plans” means the Stock Option Plans of Aurizon, as amended;

“BCBCA” means the Business Corporations Act (British Columbia);

“business day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday in Vancouver, British Columbia, or New York, New York;

“Casa Berardi Gold Mine” means the Casa Berardi gold mine located in La Sarre, Quebec;

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“Cash Consideration” means $4.75 per Aurizon Share, DSU or RSU, as applicable, provided that the aggregate maximum amount payable to the Aurizon Shareholders shall be $513,631,193;

“Change in Recommendation” has the meaning ascribed thereto in Section 8.2.1(c)(i)

;

“commercially reasonable efforts” with respect to either party hereto means the co-operation of such party and the use by it of its reasonable efforts consistent with reasonable commercial practice of similarly situated persons without payment or incurrence of unreasonable expense or the requirement to engage in litigation;

“Commissioner” means the Commissioner of Competition appointed under subsection 7(1) of the Competition Act, or her designee;

“Competition Act” means the Competition Act (Canada);

“Competition Act Approval” means:

(i) the issuance of an Advance Ruling Certificate where such Advance Ruling Certificate has not been rescinded prior to the Effective Date; or

(ii) Hecla and Aurizon have given the notice required under section 114 of the Competition Act with respect to the transactions contemplated by this Agreement and the applicable waiting periods under section 123 of the Competition Act have expired or have been terminated or waived in accordance with the Competition Act; or

(iii) the obligation to give the requisite notice has been waived pursuant to paragraph 113(c) of the Competition Act;

and, in the case of (ii) or (iii), a No-Action Letter, in a form acceptable to Hecla, acting reasonably, has been issued and has not been rescinded prior to the Effective Date (except where such rescission is owing to any conduct by Hecla);

“Competition Tribunal” means the Competition Tribunal as established by subsection 3(1) of the Competition Tribunal Act (Canada);

“Concessions” means any mining concession, claim, lease, licence, permit, superficies, servitude, surface right, easement or other right to explore for, exploit, develop, mine or produce minerals or any interest therein which Aurizon owns or has a right or option to acquire or use, all as indicated in the list set out in Section 3.1(s) of the Disclosure Letter;

“Confidentiality Agreement” means the agreement between Hecla and Aurizon dated January 24, 2013 pursuant to which Hecla has been provided with access to confidential information of Aurizon;

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“Consideration” means the consideration to be received by Aurizon Shareholders pursuant to the Plan of Arrangement in consideration for their Aurizon Shares, being the Share Consideration or the Cash Consideration, at the election or deemed election of an Aurizon Shareholder and subject to proration in accordance with the Plan of Arrangement ;

“Contract” means any written or oral contract, agreement, license, franchise, lease, arrangement or other right or obligation to which Aurizon is a party or by which Aurizon is bound or affected or to which any of its properties or assets is subject;

“Court” means the Supreme Court of British Columbia;

“Data Room Information” means the documents listed in the index of documents contained in the Data Site attached to the Disclosure Letter and the documents which are set out in Schedule X to the Disclosure Letter;

“Data Site” means the material contained in the virtual data room established by Aurizon as at 12:00 p.m. on March 2, 2013, the index of documents of which is appended to the Disclosure Letter;

“Depositary” means any trust company, bank or financial institution agreed to in writing between Hecla and Aurizon for the purpose of, among other things, exchanging certificates representing Aurizon Shares for certificates representing Hecla Shares in connection with the Arrangement and paying the cash consideration to Aurizon Securityholders;

“Disclosure Letter” means the disclosure letter executed by Aurizon and delivered to Hecla in connection with the execution of this Agreement;

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement;

“DSU Plan” means the Aurizon’s deferred share unit plan effective as of March 14, 2012;

“DSUs” means the deferred share units granted under the DSU Plan;

“EDGAR” means the system for Electronic Data Gathering, Analysis and Retrieval maintained by the SEC;

“Effective Date” means the date upon which all of the conditions to completion of the Arrangement as set forth in this Agreement have been satisfied or waived and all documents agreed to be delivered hereunder have been delivered to the satisfaction of the Parties hereto, acting reasonably;

“Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date;

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“Encumbrances” means any pledge, claim, lien, charge, option, hypothec, action, mortgage, security interest, restriction, adverse right, prior assignment, lease, sublease, superficies, servitude, royalty, levy, right to possession or any other encumbrance, collateral securing the payment obligations of any person, easement, license, right of first refusal, covenant, voting trust or agreement, transfer restriction under any shareholder or similar agreement, right or restriction of any kind or nature whatsoever, whether contingent or absolute, direct or indirect, or any agreement, option, right or privilege (whether by Law, Contract or otherwise) capable of becoming any of the foregoing or with any similar effect whatsoever;

“Entity” means a body corporate, limited liability company, trust, joint venture, or partnership;

“Environmental Claim” has the meaning ascribed thereto in Section 3.1(y)

;

“Environmental Laws” means all applicable federal, provincial, state, local, municipal and foreign Laws, imposing obligations, responsibilities, liabilities liability or standards of conduct for, or relating to, the regulation or control of activities, materials, substances, pollution, Hazardous Substance or wastes in connection with, or for, or to, the protection of human health or safety, the environment or natural resources (including climate, air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation);

“Environmental Liabilities” means, with respect to any person, all liabilities, remedial and removal costs, investigation costs, capital costs, operation and maintenance costs, losses, damages, (including punitive damages, property damages, consequential damages and treble damages), costs and expenses, fines, penalties and sanctions incurred as a result of, or related to, any claim, suit, action, administrative order, investigation, proceeding or demand by any person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law arising under, or related to, any environmental matter arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release whether on, at, in, under, from or about or in the vicinity of any real or personal property;

“Environmental Permits” means all permits, licenses, written authorizations, certificates, consents, approvals, program participation requirements, sign-offs or registrations issued by, required by or available with or from any Governmental Entity under any Environmental Laws;

“Exchanges” means, collectively, the TSX, NYSE and NYSE MKT;

6

“Existing Credit Facilities” means the US$50 million revolving credit facility of Aurizon provided by Canadian Imperial Bank of Commerce and The Bank of Nova Scotia dated as of January 31, 2011, as amended;

“Fairness Opinions” means the opinions of CIBC World Markets and Scotia Captial, to the effect that as of the date of such opinions, the Consideration to be received by the Aurizon Shareholders pursuant to the Arrangement is fair, from a financial point of view to the Aurizon Shareholders other than Hecla and its affiliates;

“FCPA” has the meaning ascribed thereto in Section 3.1(gg)

;

“Final Order” means the final order of the Court in form acceptable to Aurizon, Hecla and Acquireco, each acting reasonably, approving the Arrangement as such order may be amended by the Court with the consent of the Parties at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

“First Nations Claims” means any and all claims (whether or not proven) by any person to or in respect of:

(a)	rights, title or interests of any First Nations Group by virtue of its status as a First Nations Group;
(b)	treaty rights;
(c)	Métis rights, title or interests; or
(d)	specific or comprehensive claims being considered by the Government of Canada,

and includes any alleged or proven failure of the Crown to satisfy any of its duties to any claimant of any of the foregoing, whether such failure is in respect of matters before, on or after the Effective Time;

“First Nations Group” means any Indian band, first nation, Métis community or aboriginal group, tribal council, band council or other aboriginal organization in Canada;

“GAAP” means generally accepted accounting principles as set out in the Canadian Institute of Chartered Accountants Handbook – Accounting, at the relevant time, applied on a consistent basis;

“Governmental Entity” means;

(a)	any multinational or supranational body or organization, sovereign nation, government, state, province, country, territory, municipality, quasi-government, administrative, judicial or regulatory entity, agency, board,
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(b)	body, bureau, commission (including any Securities Authorities), instrumentality, court, or tribunal or any political subdivision thereof, or any central bank (or similar monetary or regulatory authority) thereof, any taxing authority, any ministry or department or agency of any of the foregoing;
(c)	any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court;
(d)	any self-regulatory organization or stock exchange, including, without limitation, the Exchanges; or
(e)	any corporation or other entity owned, controlled or directed by, directly or indirectly, through stock or capital ownership or otherwise, by any of the forgoing entities;

“Government Official” means:

(a)	any person qualifying as a public official or public employee under the Laws of Canada or the United States or the Laws of any other jurisdiction in which Aurizon carries on business including, but not limited to:
(i)	a person holding an official position, such as an employee, officer or director, with any Governmental Entity or state-owned or controlled enterprise or a candidate for political office;
(ii)	any individual “acting in an official capacity,” such as a delegation of a Governmental Entity, from a Governmental Entity to carry out official responsibilities; and
(iii)	an official of a public international organization such as the United Nations, the World Bank, the International Monetary Fund, or regional development banks;
(b)	any other person who would constitute a “foreign public official” under the Corruption of Foreign Public Officials Act (Canada); a “foreign official” under the U.S. Foreign Corrupt Practices Act; or any individual who would constitute a “foreign official” under the provisions of similar Laws in any other jurisdiction prohibiting corruption, bribery or money laundering, including without limitation, under the U.K Bribery Act 2010;

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous or deleterious substance, waste or material, including petroleum, polychlorinated biphenyls, asbestos and urea-formaldehyde insulation, and any other material, substance, pollutant or contaminant regulated or defined under any Environmental Law as a hazardous substance;

8

“Hecla” means Hecla Mining Company;

“Hecla Options” means options to purchase Hecla Shares granted under the Hecla Option Plans;

“Hecla Option Plans” means Hecla’s 2010 Stock Incentive Plan and its 1995 Hecla Mining Company Option Plan for Non-employee Directors;

“Hecla Public Disclosure Record” means all documents and information filed by Hecla under applicable Securities Laws on EDGAR, during the two years prior to the date hereof;

“Hecla Shareholders” means the holders of Hecla Shares;

“Hecla Shares” means the common stock in the authorized share capital of Hecla, U.S.$0.25 par value per share;

“Hecla Warrants” means the series 1 warrants expiring June 2014 to purchase Hecla Shares and the series 3 warrants expiring August 2014 to purchase Hecla Shares;

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time;

“HSR Approval” means that all waiting periods applicable to the consummation of the acquisition by Acquireco of Aurizon under the HSR Act have expired or been terminated;

“ICA Approval” means (a) written notice received by Hecla from the responsible Minister under the Investment Canada Act that the Minister is satisfied that the transactions contemplated by the Arrangement are likely to be of net benefit to Canada pursuant to the Investment Canada Act or (b) the responsible Minister under the Investment Canada Act is deemed to be satisfied that the transactions contemplated by the Arrangement are likely to be of net benefit to Canada pursuant to the Investment Canada Act;

“including” means including without limitation, and “include” and “includes” each have a corresponding meaning;

“Intellectual Property” means any licenses for or other rights to use, any inventions, patent applications, patents, trade-marks (both registered and unregistered), trade names, copyrights, trade secrets and other proprietary information of Aurizon as set out in the Disclosure Letter;

“Interim Order” means the interim order of the Court, providing for, among other things, the calling and holding of the Aurizon Meeting, as the same may be amended by the Court;

9

“Investment Canada Act” means the Investment Canada Act (Canada);

“Joanna Gold Development Project” means the Joanna gold development project located in the Joannes township, Quebec;

“Key Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities as set out in Schedule C hereto;

“Key Third Party Consents” means those consents, approvals and notices required from any third party to proceed with the transactions contemplated by this Agreement and the Plan of Arrangement, as set out in Schedule D hereto;

“Laws” means any and all applicable laws, including without limitation, all supranational, national, provincial, state, municipal and local civil, commercial, banking, securities, Tax, personal and real property, security, mining, environmental, water, energy, investment, property ownership, land use and zoning, sanitary or occupational health and safety laws, treaties, statutes, instruments, decrees, injunctions, determinations, writs or certificates and orders, by-laws, rules, regulations, principles of law, ordinances, protocols, guidelines, codes, constitutions, policies, notices, directions, judicial or administrative or arbitral or ministerial judgments, decisions, rulings or awards or the grant of any approval, license, permission, authority or license of any Governmental Entity and general principles of common law and equity, binding on or affecting the person referred to in the context in which the word is used;

“Locked-up Shareholders” means each of the senior officers and directors of Aurizon;

“Material Adverse Effect” means in respect of any person, any change, effect, event or occurrence that either individually or in the aggregate with other such changes, effects, events or occurrences, is or could reasonably be expected to be, material and adverse to the business, results of operations or assets, properties, capitalization, condition (financial or otherwise), liabilities or prospects of that person and its subsidiaries, on a consolidated basis, except any change, effect, event or occurrence resulting from or relating to: (i) the announcement of the execution of this Agreement or the transactions contemplated hereby; (ii) changes in general economic, securities, financial, banking or currency exchange markets; (iii) any change in GAAP or US GAAP; (iv) any natural disaster provided that it does not have a materially disproportionate effect on that person relative to comparable exploration and/or mining companies; (v) changes affecting the global gold or silver mining industries generally, provided that such changes do not have a materially disproportionate effect on that person relative to comparable exploration and/or mining companies; (vi) generally applicable changes in applicable Law; or (vii) the commencement or continuation of any war, armed hostilities or acts of terrorism;

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“Material Contracts” means any Contract: (i) that, if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Material Adverse Effect on Aurizon; (ii) under which Aurizon has directly or indirectly guaranteed any liabilities or obligations of a third party (other than ordinary course endorsements for collection); (iii) relating to indebtedness for borrowed money, whether incurred, assumed, guaranteed or secured by any asset; (iv) providing for the establishment, organization or formation of any joint ventures; (v) under which Aurizon is obligated to make or expects to receive payments in excess of $500,000 over the remaining term of the Contract; (vi) that limits or restricts Aurizon from engaging in any line of business or any geographic area in any material respect; (vii) which provides for change of control, severance, retention or related payments or benefits to directors, officers or employees of Aurizon; (viii) that is or relates to a Aurizon Benefit Plan; or (ix) that is otherwise material to Aurizon; and, for greater certainty, includes the Material Contracts listed in Schedule 3.1(u) to the Disclosure Letter;

“material fact” has the meaning ascribed thereto in the Securities Act;

“Material Properties” means the Casa Berardi Gold Mine and the Joanna Gold Development Project;

“MD&A” has the meaning ascribed thereto in Section 3.1(k)

;

“Misrepresentation” has the meaning ascribed thereto under applicable Securities Laws;

“NI 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects or Regulation 43-101 respecting Standards of Disclosure for Mineral Projects in the Province of Quebec;

“No-Action Letter” means a written letter from the Commissioner to Hecla confirming that the Commissioner does not, at that time, intend to make an application for an order under section 92 of the Competition Act;

“Notification” means a notification under Part IX of the Competition Act;

“NYSE” means the New York Stock Exchange;

“NYSE MKT” means the NYSE MKT LLC;

“ordinary course of business”, “ordinary course of business consistent with past practice”, or any similar reference, means, with respect to an action taken by a person, that such action is consistent with the past practices of such person and is taken in the ordinary course of the normal day-to-day business and operations of such person; provided that in any event such action is not unreasonable or unusual;

11

“Outside Date” means June 30, 2013, or such later date as may be agreed to in writing by the Parties;

“Parties” means Aurizon, Hecla and Acquireco, and “Party” means any of them;

“Permit” means any license, permit, certificate, consent, order, grant, approval, classification, waiver, registration or other authorization of and from any Governmental Entity and, for greater certainty, includes the Permits listed in Schedule 3.1(v)

;

“person” includes an individual, association, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any Entity, whether or not having legal status;

“Person of Concern” means: (a) a Government Official; (b) a political party, an official of a political party (including any member of an advisory council or executive council of a political party), or a candidate for political office; (c) an official or leader of any First Nations Group; (d) an immediate family member, such as a parent, spouse, sibling, or child of a person in category (a), (b) or (c); or (e) an agent or intermediary of any person in the foregoing categories;

“Pre-Acquisition Reorganization” has the meaning ascribed to it in Section 5.6

;

“Preferred Shares” has the meaning ascribed to it in Section 3.1(g)

;

“Preferred Stock” has the meaning ascribed to it in Section 4.1(d)

;

“Plan of Arrangement” means the plan of arrangement, substantially in the form of Schedule A hereto, and any amendments or variations thereto made in accordance with Section 8.3 hereof or the Plan of Arrangement or at the direction of the Court;

“Real Property Interests” has the meaning ascribed to it in Section 3.1(s);

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Substance in the indoor or outdoor environment, including the movement of Hazardous Substance through or in the air, soil, surface water, ground water or property;

“Representatives” has the meaning ascribed to such term in Section 7.2.1

;

“Response Period” has the meaning ascribed to such term in Section 7.3.1(d)

;

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“Returns” means all reports, forms, elections, information statements and returns (whether in tangible, electronic or other form) including any amendments, schedules, attachments, supplements, appendices and exhibits thereto relating to, or required to be filed or prepared in connection with any Taxes;

“RSU Plan” means Aurizon’s restricted share unit plan effective as of August 8, 2012, as amended;

“RSUs” means the restricted share units granted under the RSU Plan;

“SEC” means the U.S. Securities and Exchange Commission;

“Securities Act” means the Securities Act (British Columbia) and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Securities Authorities” means all applicable securities regulatory authorities, including the applicable securities commission or similar regulatory authorities in each of the provinces and territories of Canada and the SEC;

“Securities Laws” means the Securities Act, the U.S. Exchange Act, the U.S. Securities Act and all other applicable securities Laws and applicable stock exchange rules and listing standards of the Exchanges;

“Share Consideration” means 0.9953 of a Hecla Share for each Aurizon Share to an aggregate maximum of 57,000,000 Hecla Shares;

“Special Committee” means the special committee of the Aurizon Board;

“SRP Rights” means the rights issued pursuant to the Aurizon Shareholder Rights Plan;

“subsidiary” means, with respect to a specified person, any Entity of which more than 50% of the outstanding equity interests ordinarily entitled to elect a majority of the board of directors or governing body thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified person and shall include any Entity over which such specified person exercises direction or control or which is in a like relation to a subsidiary;

“Superior Proposal” means any bona fide, unsolicited, written Acquisition Proposal made by a third party after the date of this Agreement (and not obtained in violation of Section 7.2) that relates to the acquisition of 100% of the outstanding Aurizon Shares (other than Aurizon Shares owned by the person making the Superior Proposal) or all or substantially all of the consolidated assets of Aurizon and its subsidiaries, which did not result from a violation of this Agreement; and (i) that is reasonably capable of being completed without undue delay relative to the completion of the Arrangement, taking into account all financial, legal, regulatory and other aspects of such proposal and the person making such proposal; (ii) that is not subject, either by the terms of the proposal or by virtue of any applicable Law or rule or regulation of any Exchange, to any requirement that the approval of the shareholders of the party making the Acquisition Proposal be obtained; (iii) that, is made available to all Aurizon Shareholders on the same terms and conditions; (iv) that is not subject to a due diligence condition; (v) that is not subject to a financing condition; (vi) the terms of which do not provide for the payment of any fees, no matter how characterized or confer any rights or options to acquire securities or assets of Aurizon in the event Hecla exercises its right to match such Superior Proposal pursuant to Section 7.3 hereof; and (vii) in respect of which the Aurizon Board determines, in its good faith judgment, after receiving the written advice of its outside legal and financial advisors, that: (a) failure to recommend such Acquisition Proposal to the Aurizon Shareholders would be inconsistent with its fiduciary duties under applicable Law; and (b) having regard for all of its terms and conditions, such Acquisition Proposal, would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable to Aurizon Shareholders from a financial point of view than the Arrangement, after taking into account any changes to the Arrangement proposed by Hecla pursuant to Section 7.3;

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“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended from time to time;

“Taxes” means: any and all taxes, imposts, levies, withholdings, duties, fees, premiums, assessments and other charges of any kind, however denominated and instalments in respect thereof, other additions that have been, are or will become payable in respect thereof, imposed by any Governmental Entity, including for greater certainty all income or profits taxes (including Canadian federal, provincial and territorial income taxes), payroll and employee withholding taxes, employment taxes, unemployment insurance, disability taxes, social insurance taxes, sales and use taxes, ad valorem taxes, excise taxes, goods and services taxes, harmonized sales taxes, franchise taxes, gross receipts taxes, capital taxes, business license taxes, mining royalties, alternative minimum taxes, estimated taxes, abandoned or unclaimed (escheat) taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, severance taxes, workers’ compensation, Canada, Quebec and other government pension plan premiums or contributions and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which a Party or any of its subsidiaries is required to pay, withhold or collect, together with any interest, fines, penalties or other additions to the foregoing that may become payable in respect of such taxes, and any interest in respect of such interest, penalties and additions whether disputed or not or as a result of being liable to another person’s Taxes as a transferee or successor, by contract or otherwise;

“Termination Fee” has the meaning ascribed thereto in Section 7.4.3

;

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“Termination Fee Event” has the meaning ascribed thereto in Section 7.4.4

;

“Transaction Personal Information” has the meaning ascribed thereto in Section 9.1

;

“TSX” means the Toronto Stock Exchange;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as the same has been, and hereafter from time to time, may be amended;

“U.S. GAAP” means U.S. generally accepted accounting principles, applied on a consistent basis, except as required or permitted and disclosed;

“U.S. Securities Act” means the United States Securities Act of 1933 as the same has been, and hereinafter from time to time may be, amended; and

“Voting Agreements” means the voting agreements (including all amendments thereto) between Hecla and the Locked-up Shareholders setting forth the terms and conditions upon which they have agreed to vote their Aurizon Shares and Aurizon Options in favour of the Arrangement Resolution.

1.2                                      Interpretation Not Affected by Headings

The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement.

1.3                                      Number and Gender

In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.4                                      Date for Any Action

If the date on which any action is required to be taken hereunder by a Party is not a business day, such action shall be required to be taken on the next succeeding day which is a business day.

1.5                                      Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada and “$” refers to Canadian dollars.

1.6                                      Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement in respect of Aurizon shall have the meanings attributable thereto under GAAP and all determinations of an accounting nature in respect of Aurizon required to be made shall be made in a manner consistent with GAAP consistently applied.

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1.7                                      Knowledge

In this Agreement, references to “the knowledge of Aurizon” means the actual or constructive knowledge of any of the senior officers of Aurizon, after due inquiry. In this Agreement, references to “the knowledge of Hecla” means the actual knowledge of Phil Baker and Jim Sabala.

1.8                                      Schedules

The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule A - Plan of Arrangement
Schedule B - Arrangement Resolution
Schedule C - Key Regulatory Approvals
Schedule D - Key Third Party Consents

Article 2
THE ARRANGEMENT

2.1                                      Arrangement

Aurizon and Hecla agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement.

2.2                                      Court Orders

(a)	Aurizon shall apply to the Court, in a manner acceptable to Hecla, acting reasonably, pursuant to section 291 of the BCBCA for the Interim Order and the Final Order as follows:
(i)	As soon as reasonably practicable following the date of execution of this Agreement and, in any event, in sufficient time to permit the Aurizon Meeting to be held in accordance with Section 2.3(a), Aurizon shall file, proceed with and diligently prosecute an application to the Court for the Interim Order which shall provide, among other things:

(A)	the class of persons to whom notice is to be provided in respect of the Arrangement and the Aurizon Meeting and the manner in which such notice is to be provided;
(B)	that the requisite approval for the Arrangement Resolution (the “Aurizon Securityholder Approval”) shall be (i) 66 2/3% of the
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(C)	votes cast on the Arrangement Resolution by the Aurizon Shareholders and the Aurizon Optionholders, voting as a single class, present in person or by proxy at Aurizon Meeting; and (ii) 66 2/3% of the votes cast on the Arrangement Resolution by the Aurizon Shareholders present in person or by proxy at the Aurizon Meeting;
(D)	that in all other respects, the terms, conditions and restrictions of Aurizon constating documents, including quorum requirements and other matters, shall apply in respect of the Aurizon Meeting;
(E)	for the grant of Dissent Rights to registered Aurizon Shareholders;
(F)	for notice requirements with respect to the presentation of the application to the Court for the Final Order;
(G)	that the Aurizon Meeting may be adjourned or postponed from time to time by management of Aurizon in accordance with the terms of this Agreement without the need for additional approval of the Court;
(H)	that the record date for Aurizon Securityholders entitled to notice of and to vote at Aurizon Meeting will not change in respect of any adjournment(s) or postponement(s) of Aurizon Meeting;
(I)	that it is Hecla’s intention to rely upon Section 3(a)(10) of the U.S. Securities Act to issue, based on the Court’s approval of the Arrangement, Hecla Shares to Aurizon Securityholders who are resident in the United States in exchange for Aurizon Shares without registration under the U.S. Securities Act; and
(J)	that each Aurizon Securityholder will have the right to appear before the Court at the hearing of the Court to approve the application for the Final Order.
(ii)	subject to obtaining the approvals contemplated by the Interim Order, and as may be directed by the Court in the Interim Order, take all steps necessary or desirable to submit the Arrangement to the Court and to apply for the Final Order.

2.3                                      Aurizon Meeting

Subject to receipt of the Interim Order and the terms of this Agreement:

(a)	Aurizon agrees to convene and conduct the Aurizon Meeting in accordance with the Interim Order, Aurizon’s constating documents and applicable Laws as soon as practicable following the date of this Agreement.
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(b)	Aurizon will use its commercially reasonable efforts to solicit proxies in favour of the approval of the Arrangement Resolution and against any resolution submitted by any person that is inconsistent with, or which seeks (without Hecla’s consent) to hinder or delay the Arrangement Resolution and the completion of the transactions contemplated by this Agreement, including, if so requested by Hecla, using proxy solicitation services.
(c)	Aurizon will permit Hecla to, on behalf of management of Aurizon, directly or through a soliciting dealer, actively solicit proxies in favour of the Arrangement in compliance with applicable Laws and Aurizon shall disclose in the Aurizon Circular that Hecla is permitted to make such solicitations.
(d)	Aurizon will provide Hecla with copies of or access to information regarding the Aurizon Meeting generated by any dealer or proxy solicitation firm, as may be reasonably requested by Hecla from time to time.
(e)	Aurizon will advise Hecla as Hecla may reasonably request, and at least on a daily basis on each of the last ten business days prior to the date of Aurizon Meeting, as to the tally of the proxies received by Aurizon in respect of the Arrangement Resolution.
(f)	Aurizon will not adjourn, postpone or cancel Aurizon Meeting without the prior written consent of Hecla and the obligations of Aurizon under this Section 2.3(f) will not be affected by the commencement, public proposal, public disclosure or communication to Aurizon or another person of any Acquisition Proposal.

(g)	Aurizon will promptly advise Hecla of any written notice of dissent or purported exercise by any Aurizon Shareholder of Dissent Rights received by Aurizon in relation to the Arrangement Resolution and any withdrawal of Dissent Rights received by Aurizon and, subject to applicable Law, any written communications sent by or on behalf of Aurizon to any Aurizon Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement Resolution.
(h)	Within five days of the date of execution of this Agreement, Aurizon will use its commercially reasonable efforts to prepare or cause to be prepared and provide to Hecla a list of securityholders of all classes, as well as a security position listing from each depository of its securities, including CDS Clearing and Depositary Services Inc., and will obtain and will deliver to Hecla thereafter on demand supplemental lists setting out any changes thereto, all such deliveries to be in printed form and, if available, in computer-readable format.
(i)	As soon as reasonably practicable and in any event not later than five business days following approval of the disclosure in the Aurizon Circular concerning Hecla by Hecla, Aurizon will convene a meeting of Aurizon Board to approve the Aurizon Circular.
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(j)	Notwithstanding the receipt by Aurizon of a Superior Proposal, unless otherwise agreed to by Hecla, continue to take all reasonable steps necessary to hold the Aurizon Meeting and to cause the Arrangement Resolution to be voted on at the Aurizon Meeting and not agree to adjourn or postpone the Aurizon Meeting.

2.4                                      Aurizon Circular

(a)	Aurizon shall prepare the Aurizon Circular, in consultation with Hecla in compliance with applicable Securities Laws and file the Aurizon Circular as soon as practicable in all jurisdictions where the same is required to be filed and mail the same as required by the Interim Order and in accordance with all applicable Laws, in all jurisdictions where the same is required, complying with all applicable Laws on the date of mailing thereof. Without limiting the generality of the foregoing, Aurizon shall, in consultation with Hecla, use all commercially reasonable efforts to abridge the timing contemplated by National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer, as provided in section 2.20 thereof.
(b)	The Aurizon Circular will, subject to the other terms of this Agreement, include: (i) statements that the Aurizon Board has unanimously determined that the Consideration to be received by the Aurizon Shareholders is fair to Aurizon Shareholders, is in the best interest of Aurizon and that it unanimously recommends that the Aurizon Shareholders and Aurizon Optionholders vote in favour of the Arrangement Resolution and the rationale for that recommendation; (ii) the Fairness Opinions; and (iii) a statement that each of the Locked-up-Shareholders intends to vote in favour of the Arrangement Resolution, subject to the terms of the Voting Agreements.
(c)	Aurizon shall ensure that the Aurizon Circular complies in all material respects with all applicable Laws, and, without limiting the generality of the foregoing, that the Aurizon Circular will not contain any Misrepresentation (provided that Aurizon makes no covenant with respect to any information relating to Hecla and its affiliates, including the Hecla Shares, provided by Hecla to Aurizon for inclusion in the Aurizon Circular) and shall provide Aurizon Securityholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Aurizon Meeting and to allow Hecla to rely upon the exemption from registration provided under Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of the Hecla Shares pursuant to the transactions described herein.
(d)	Hecla will furnish to Aurizon all such information regarding Hecla, its affiliates and the Hecla Shares, as may be reasonably required by Aurizon (including, as required by Section 14.2 of Form 51-102 F5 of National Instrument 51-102 – Continuous Disclosure Obligations) in the preparation of the Aurizon Circular and other documents related thereto. Hecla shall also use commercially reasonable efforts to obtain any necessary consents from “qualified persons” (as defined in NI 43-101) and its auditors to the use of any financial information
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(e)	required to be included in the Aurizon Circular. Hecla shall ensure that no such information will include any Misrepresentation and shall constitute full, true and plain disclosure of such information concerning Hecla, Acquireco and the Hecla Shares.
(f)	Hecla and its legal counsel shall be given a reasonable opportunity to review and comment on the Aurizon Circular, prior to the Aurizon Circular being printed and mailed to Aurizon Securityholders and filed with the Securities Authorities, and reasonable consideration shall be given to any comments made by Hecla and its counsel, provided that all information relating solely to Hecla and Acquireco included in the Aurizon Circular shall be in form and content satisfactory to Hecla, acting reasonably. Aurizon shall provide Hecla with a final copy of the Aurizon Circular prior to mailing to Aurizon Securityholders.
(g)	Aurizon and Hecla shall each promptly notify the other if at any time before the Effective Date it becomes aware (in the case of Aurizon only with respect to Aurizon or this Agreement and in the case of Hecla only with respect to Hecla) that the Aurizon Circular contains a Misrepresentation or that otherwise requires an amendment or supplement to the Aurizon Circular, and the Parties shall co-operate in the preparation of any amendment or supplement to the Aurizon Circular, as required or appropriate, and Aurizon shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Aurizon Circular to Aurizon Securityholders and, if required by the Court or applicable Laws, file the same with the Securities Authorities and as otherwise required.
(h)	Aurizon shall keep Hecla informed of any requests or comments made by the Securities Authorities in connection with the Aurizon Circular.

2.5                                      RSUs and DSUs

(a)	Subject to the terms and conditions of this Agreement, pursuant to the Arrangement, all outstanding RSUs, whether vested or unvested, will be cancelled in exchange for a cash payment by Aurizon to each holder of an RSU, in respect of each RSU held by such holder, of an amount equal to the Cash Consideration, less any applicable Tax, and Aurizon shall take all such actions as may be necessary or desirable to give effect to the foregoing.
(b)	Subject to the terms and conditions of this Agreement, pursuant to the Arrangement, following the resignation by, or removal of, a holder of a DSU as a director of Aurizon, all outstanding DSUs will be cancelled in exchange for a cash payment by Aurizon to each holder of a DSU, in respect of each DSU held by such holder, of an amount equal to the Cash Consideration, less any applicable Tax, and Aurizon shall take all such actions as may be necessary or desirable to give effect to the foregoing.
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2.6                                      Final Order

If (i) the Interim Order is obtained; (ii) the Arrangement Resolution is passed at the Aurizon Meeting by Aurizon Securityholders as provided for in the Interim Order and as required by applicable Law; and (iii) the Key Regulatory Approvals and Key Third Party Consents are obtained, and subject to the terms of this Agreement, Aurizon shall as soon as reasonably practicable thereafter and in any event within three business days thereafter take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to section 291 of the BCBCA.

2.7                                      Court Proceedings

Aurizon will diligently pursue obtaining the Interim Order and the Final Order and ensure that all material filed with the Court is consistent with this Agreement and the Plan of Arrangement. Subject to the terms of this Agreement, Hecla will co-operate with, assist and consent to Aurizon seeking the Interim Order and the Final Order, including by providing Aurizon on a timely basis any information required to be supplied by Hecla in connection therewith. Aurizon will provide legal counsel to Hecla with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and will give reasonable consideration to all such comments. Aurizon will also provide legal counsel to Hecla on a timely basis with copies of any notice of appearance or notice of intent to oppose and any evidence served on Aurizon or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal therefrom. Subject to applicable Law, Aurizon will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated hereby or with Hecla’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided that nothing herein shall require Hecla to agree or consent to any increase in the Consideration or other modification or amendment to such filed or served materials that expands or increases Hecla’s obligations set forth in this Agreement.

Aurizon will oppose any proposal from any person that the Final Order contain any provision inconsistent with this Agreement, and if required by the terms of the Final Order or by Law to return to Court with respect to the Final Order do so only after notice to, and in consultation and cooperation with Hecla. Aurizon will not object to legal counsel to Hecla making such submissions on the application for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided that such submissions are consistent with this Agreement and the Plan of Arrangement and provided further that Aurizon and its legal counsel are advised of the nature of any such submissions prior to the hearing.

2.8                                      Effect on the Arrangement and Effective Date

Subject to the satisfaction or, where not prohibited and subject to applicable Law, the waiver of the conditions set forth in Article 6 by the applicable Party for whose benefit such conditions exist (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver of those conditions as of the Effective Date by the applicable Party for whose benefit such conditions exist), upon the Arrangement Resolution having been approved and adopted by Aurizon Securityholders at the Aurizon Meeting, in accordance with the Interim Order and Aurizon obtaining the Final Order, the Arrangement shall be effective at the Effective Time on the Effective Date.

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2.9                                      Payment of Consideration

Hecla will, following receipt of the Final Order and prior to the Effective Time, ensure that the Depositary has been provided with sufficient funds and Hecla Shares in escrow to pay the aggregate Consideration to be paid pursuant to the Arrangement to Aurizon Securityholders.

2.10                                  Preparation of Filings

Hecla and Aurizon shall co-operate in the preparation of any application for the Key Regulatory Approvals and any other orders, registrations, consents, filings, rulings, exemptions, no-action letters and approvals and the preparation of any documents reasonably deemed by either of the Parties to be necessary to discharge its respective obligations or otherwise advisable under applicable Laws in connection with this Agreement or the Plan of Arrangement.

2.11                                  Amendment

Subject to the Interim Order, the Final Order and any applicable Law, the Parties may amend the Plan of Arrangement at any time prior to the Effective Time in accordance with Section 8.3 of this Agreement to add, remove or amend any steps or terms in a manner determined to be necessary or advisable by Hecla, acting reasonably, provided that the Plan of Arrangement will not be amended in any manner which is materially prejudicial to Aurizon, Aurizon Securityholders or any other persons bound by the Plan of Arrangement or is inconsistent with the provisions of this Agreement.

2.12                                  Announcement and Shareholder Communications

Hecla and Aurizon shall each publicly announce the transactions contemplated hereby promptly following the execution of this Agreement, the text and timing of each such announcement to be approved by Hecla and Aurizon in advance, acting reasonably. Hecla and Aurizon agree to co-operate in the preparation of presentations, if any, to Aurizon Securityholders regarding the Plan of Arrangement, and no Party shall: (i) issue any news release or otherwise make public announcements with respect to this Agreement or the Arrangement without the consent of the other Party (which consent shall not be unreasonably withheld or delayed); or (ii) make any filing with any Governmental Entity or with any Exchange with respect thereto without prior consultation with the other Party; provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable Laws and the Party making such disclosure shall use all commercially reasonable efforts to give prior oral or written notice to the other Party and reasonable opportunity to review or comment on the disclosure or filing, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing.

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2.13                                  Withholding Taxes

Hecla, Acquireco, Aurizon and the Depositary shall be entitled to deduct and withhold from any Consideration payable or otherwise deliverable to any person hereunder and from all dividends or other distributions otherwise payable to any former Aurizon Securityholders such amounts as Hecla, Acquireco, Aurizon or the Depositary may be required or reasonably believe after considering the advice of counsel to be required to deduct and withhold therefrom under any provision of applicable Laws in respect of Taxes. To the extent that such amounts are so deducted, withheld and remitted, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

2.14                                  Canadian Tax Matters

Hecla, Acquireco or the Depositary shall withhold from any Cash Consideration payable to an Aurizon Optionholder and/or sell on behalf of an Aurizon Optionholder any Share Consideration deliverable to the Aurizon Optionholder in order to remit to Aurizon for remittance to a taxing authority a sufficient amount to comply with Tax Laws in respect of the cancellation of the Aurizon Options pursuant to the Plan of Arrangement.

Article 3
REPRESENTATIONS AND WARRANTIES OF Aurizon

3.1                                      Representations and Warranties

Aurizon hereby represents and warrants to and in favour of Hecla and Acquireco as follows, except to the extent that such representations and warranties are qualified by the Disclosure Letter (which shall make reference to the applicable section, subsection, paragraph or subparagraph below in respect of which such qualification is being made), and acknowledges that Hecla and Acquireco are relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)	Board Approval. As of the date hereof, the Aurizon Board, upon recommendation of the Special Committee and after consultation with its financial and legal advisors, has determined that the Plan of Arrangement is fair to Aurizon Shareholders and is in the best interests of Aurizon and has resolved unanimously to recommend to Aurizon Securityholders that they vote in favour of the Arrangement Resolution. The Aurizon Board has approved the Arrangement and the execution and performance of this Agreement.
(b)	Fairness Opinion. The Aurizon Board has received an oral Fairness Opinion from Scotia Capital Inc. and the Special Committee has received an oral Fairness Opinion from CIBC World Markets Inc., and each has indicated that a written opinion in customary form will be included in the Aurizon Circular which state that, as of the date of this Agreement, subject to the assumptions and limitations set out therein, the consideration to be received by Aurizon Shareholders in connection with the transactions contemplated by this Agreement is fair, from afinancial point of view, to such Aurizon Shareholders other Hecla and its affiliates.
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(c)	Organization and Qualification. Aurizon is a corporation validly existing under the Laws of British Columbia and has all necessary corporate power and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted. Aurizon: (i) has all material Permits necessary to conduct its business substantially as now conducted; and (ii) is duly registered or otherwise authorized and qualified to do business and is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary, except where the failure to be so registered or in good standing would not reasonably be expected to have a Material Adverse Effect on Aurizon.
(d)	Subsidiaries. Except as disclosed in Schedule 3.1(d) of the Disclosure Letter, Aurizon has no subsidiaries and the aggregate amount of all of the liabilities (whether actual, contingent, vested or unvested or otherwise) and assets of all such subsidiaries does not exceed $15,000.
(e)	Authority Relative to this Agreement. Aurizon has the requisite corporate power and capacity to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Aurizon and the performance by Aurizon of its obligations under this Agreement have been duly authorized by Aurizon Board and except for Aurizon Securityholder Approval, no other corporate proceedings on its part are necessary to authorize this Agreement or the Arrangement. This Agreement has been duly executed and delivered by Aurizon and, constitutes a legal, valid and binding obligation of Aurizon, enforceable against Aurizon in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.
(f)	No Violation. Neither the authorization, execution and delivery of this Agreement by Aurizon nor the completion of the transactions contemplated by this Agreement or the Arrangement, nor the performance of its obligations thereunder, nor compliance by Aurizon with any of the provisions hereof will:
(1)	violate, conflict with, or result (with or without notice or the passage of time) in a violation or breach of any provision of, or require, other than the Key Third Party Consents, any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or except as disclosed in Section 3.1(f)(1) of the Disclosure Letter, result in a right of termination or acceleration of indebtedness under, or result in the creation of any Encumbrance upon, any of its properties or assets or cause any indebtedness to come due before its stated maturity or cause any credit commitment to cease to be available or cause any payment or other obligation to be imposed on Aurizon under any of the terms, conditions or provisions of:

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(A)	its notice of articles, articles or charters or other comparable organizational documents; or
(B)	any Permit or Material Contract to which it is a party or to which it, or any of its properties or assets, may be subject or by which it is bound; or
(2)	subject to obtaining the Key Regulatory Approvals,
(A)	result (with or without notice or the passage of time) in a violation or breach of or constitute a default under any provisions of any Laws applicable it or any of its properties or assets; or
(B)	cause the suspension or revocation of any Permit currently in effect with respect to it;

(except, in the case of each of clauses (1) and (2) above, for such violations, conflicts, breaches, defaults, terminations, accelerations, creations of Encumbrances and other effects which, or any consents (expressly excluding the Key Third-Party Consents and Key Regulatory Approvals), approvals or notices which if not given or received, would not, individually or in the aggregate, reasonably be expected to have any Material Adverse Effect);

(3)	give rise to any rights of first offer, first refusal or any similar provisions or any restrictions or limitation under any such note, bond, mortgage, indenture, Material Contract, license, franchise or Permit.

The Key Third Party Consents listed in Schedule D are the only consents, approvals and notices required from any third party under any Contracts of Aurizon in order for Aurizon to proceed with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement.

(g)	Capitalization. The authorized share capital of Aurizon consists of an unlimited number of Aurizon Shares and an unlimited number of preferred shares (“Preferred Shares”) issuable in a series, of which a maximum of 8,050,000 Series “A” convertible Preferred Shares and 1,135,050 Series “B” convertible Preferred Shares may be issued. As of the date hereof, there are issued and outstanding 164,562,827 Aurizon Shares, no Preferred Shares, 260,480 DSUs and 244,287 RSUs. As of the date hereof, an aggregate of up to 10,500,675 Aurizon Shares are issuable upon the exercise of Aurizon Options. Except as disclosed in Schedule 3.1(g) of the Disclosure Letter and except for the Aurizon Options, there are no other options, warrants, conversion privileges or other rights, shareholder rights plans (other than the Aurizon Shareholder Rights Plan), agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character whatsoever requiring or which may require the issuance, sale or transfer by Aurizon of any securities of Aurizon (including Aurizon Shares), or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of Aurizon (including Aurizon Shares).

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All outstanding Aurizon Shares have been duly authorized and validly issued, are fully paid and non-assessable, and all Aurizon Shares issuable upon the exercise of Aurizon Options in accordance with their respective terms have been duly authorized and, upon issuance, will be validly issued as fully paid and non-assessable, and are not and will not be subject to, or issued in violation of, any pre-emptive rights. All securities of Aurizon (including Aurizon Shares, Aurizon Options, DSUs and RSUs) have been issued in compliance with all applicable Laws and Securities Laws. Other than the Aurizon Shares, there are no securities of Aurizon outstanding which have the right to vote generally (or are convertible into or exchangeable for securities having the right to vote generally) with Aurizon Shareholders on any matter. There are no outstanding contractual or other obligations of Aurizon to repurchase, redeem (other than under the DSU Plan and the RSU Plan) or otherwise acquire any of its securities or with respect to the voting or disposition of any outstanding securities of any of its subsidiaries. There are no outstanding bonds, debentures or other evidences of indebtedness of Aurizon or any of its subsidiaries having the right to vote with the holders of the outstanding Aurizon Shares on any matter.
(h)	Aurizon Shareholder Rights Plan. Aurizon has taken all corporate action under the Aurizon Shareholder Rights Plan required for it to perform its obligations under Section 5.2(a) hereof.

(i)	Reporting Status and Securities Laws Matters. Aurizon is a “reporting issuer” and not on the list of reporting issuers in default under applicable Canadian provincial Securities Laws in each of the Provinces of and Territories of Canada. No delisting, suspension of trading in or cease trading order with respect to any securities of Aurizon and, to the knowledge of Aurizon, and except as disclosed in Schedule 3.1(i) of the Disclosure Letter, no inquiry or investigation (formal or informal) of any Securities Authority or Exchange is in effect or ongoing or, to the knowledge of Aurizon, expected to be implemented or undertaken prior to the Effective Time.
(j)	Public Filings. Aurizon has filed all documents required to be filed by it in accordance with applicable Securities Laws with the Securities Authorities and the Exchanges. All such documents and information comprising Aurizon Public Disclosure Record, as of their respective dates (and the dates of any amendments thereto), (i) did not contain any Misrepresentation; and (ii) complied in all material respects with the requirements of applicable Securities Laws, and any amendments to Aurizon Public Disclosure Record required to be made have been filed on a timely basis with the Securities Authorities or the Exchanges. Aurizon has not filed any confidential material change report with any Securities Authorities that at the date of this Agreement remains confidential.
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(k)	Aurizon Financial Statements. Aurizon’s audited financial statements as at and for the fiscal years ended December 31, 2011, 2010 and 2009 (including the notes thereto) and related management’s discussion and analysis (“MD&A”) and Aurizon’s unaudited financial statements as at and for the nine months ended September 30, 2012 (collectively, the “Aurizon Financial Statements”) were prepared in accordance with GAAP consistently applied and fairly present in all material respects the consolidated financial position, results of operations and cash flows of Aurizon and its subsidiaries as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal period-end adjustments) and reflect reserves required by GAAP in respect of all material contingent liabilities, if any, of Aurizon and its subsidiaries on a consolidated basis. There has been no material change in Aurizon’s accounting policies, except as described in the notes to the Aurizon Financial Statements, since December 31, 2011.
(l)	Auditors. Aurizon’s auditors are independent public accountants as required by applicable Laws and there is not now, and there has never been, any reportable event (as defined in National Instrument 51-102 − Continuous Disclosure Obligations) with the present or any former auditors of Aurizon.
(m)	Internal Controls and Financial Reporting. Aurizon: (i) has designed disclosure controls and procedures to provide reasonable assurance that material information relating to Aurizon is made known to the Chief Executive Officer and the Chief Financial Officer of Aurizon by others, particularly during the periods in which filings are being prepared; (ii) has designed internal controls to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; and (iii) has disclosed in its MD&A for its most recently completed financial year, for each material weakness relating to design existing at the financial year end (i) a description of the material weakness, (ii) the impact of the material weakness on Aurizon’s financial reporting and internal controls over financial reporting; and (iii) Aurizon’s further plans, if any, or any actions already undertaken, for remediating the material weakness.
(n)	Books and Records. The financial books, records and accounts of Aurizon have in all material respects, been maintained in accordance with applicable Law, in accordance with GAAP and are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of Aurizon and accurately and fairly reflect the basis for the Aurizon Financial Statements.
(o)	Minute Books. The minute books of Aurizon are true and correct in all material respects; they contain the duly signed minutes of all meetings of the Aurizon Board and shareholders and all resolutions passed by the Aurizon Board and the shareholders thereof.
(p)	No Undisclosed Liabilities. Aurizon has no outstanding indebtedness or liabilities and is not party to or bound by any suretyship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the obligations, liabilities or indebtedness of any person, other than those specifically identified in the Aurizon Financial Statements, or as disclosed in Schedule 3.1(p) of the Disclosure Letter, or such as may have been incurred in the ordinary course of business consistent with past practice since the date of the most recent financial statements of Aurizon filed on SEDAR which have not had and are not reasonably expected to have a Material Adverse Effect on Aurizon.
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(q)	Litigation. Except as disclosed in Schedule 3.1(q) of the Disclosure Letter, there are no material claims, actions, suits, grievances, complaints or proceedings pending or, to the knowledge of Aurizon, threatened, affecting Aurizon or affecting any of its property or assets at law or in equity before or by any Governmental Entity, including matters arising under Environmental Laws. Neither Aurizon nor its assets or properties is subject to any outstanding material judgment, order, writ, injunction or decree.

(r)	Taxes.
(i)	Aurizon has duly and timely filed all Returns required to be filed by it prior to the date hereof, other than those which have been administratively waived, and all such Returns are complete and correct in all material respects.
(ii)	Aurizon has paid on a timely basis all Taxes which are due and payable and all assessments and reassessments, other than those which are being or have been contested in good faith and in respect of which reserves have been provided in the most recently published Aurizon Financial Statements.
(iii)	Except as provided for in Aurizon Financial Statements, no material deficiencies, litigation, proposed adjustments or matters in controversy exist or have been asserted with respect to Taxes of Aurizon, and Aurizon is not a party to any action or proceeding for assessment or collection of Taxes and no such event has been asserted or, to the knowledge of Aurizon, threatened against Aurizon or any of its assets, that would reasonably be expected to have a Material Adverse Effect.
(iv)	No claim has been made by any Governmental Entity in a jurisdiction where Aurizon does not file Returns that Aurizon is or may be subject to Tax by that jurisdiction.
(v)	There are no Encumbrances for unpaid Taxes (other than in respect of Taxes not yet due and payable) upon any of the assets of Aurizon.
(vi)	Aurizon has withheld or collected all amounts required to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Entity when required by Law to do so, except where the failure to do so would not, individually or in the aggregate, result in a Material Adverse Effect.
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(vii)	There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from Aurizon for any taxable period and no request for any such waiver or extension is currently pending.
(viii)	Aurizon has provided Hecla with, or with access to, true, correct and complete copies of all Returns for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired, in respect of Aurizon.
(ix)	The Aurizon Shares are listed on a “recognized stock exchange” as defined by the Tax Act.
(x)	Aurizon is not a non-resident of Canada for purposes of the Tax Act and has, at all relevant times, been and is a “taxable Canadian corporation” within the meaning of subsection 89(1) of the Tax Act.
(xi)	Aurizon has not claimed any reserves in computing its income for purposes of the Tax Act.
(xii)	The Aurizon Shares to be acquired on the exercise of Aurizon Options would be “prescribed shares” under Regulation 6204 of the Tax Act if the options were exercised on the date hereof, and the exercise price in respect of each issued and outstanding Aurizon Option is not less than the fair market value of the Aurizon Shares at the time each Aurizon Option was granted;
(xiii)	Aurizon is not a party to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a payment or indemnification obligation;
(xiv)	No amount in respect of any outlay or expense that is deductible for the purposes of computing the income of Aurizon for Tax purposes has been owing by Aurizon, for longer than two years to a person not dealing at “arm’s length” (for the purposes of the Tax Act) with Aurizon at the time the outlay or expense was incurred.
(xv)	There are no circumstances which exist and would result in, or which have existed and resulted in, sections 80 to 80.04 of the Tax Act applying to Aurizon.
(xvi)	Aurizon has not either directly or indirectly transferred property to or supplied services to or acquired property or services from a person, corporation, partnership, trust or other taxpayer with whom it was not dealing at “arm’s length” (for the purposes of the Tax Act) for consideration other than consideration equal to the fair market value of the property or services at the time of the transfer, supply or acquisition of the property or services.
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(v)	Property.
(i)	Except as disclosed in Schedule 3.1(s) of the Disclosure Letter, Aurizon does not own or have an option or right to acquire any interests in real or immoveable property, including licenses, leases, rights of way, surface rights, easements, permits for the use of land, superficies, servitudes or other real property.
(ii)	Except as disclosed in Schedule 3.1(s) of the Disclosure Letter, Aurizon does not have any right, title or interest in any Concessions. Included in the Concessions and the Real Property Interests are the only mining concessions, claims, leases, licenses, permits or other rights that are required to conduct the activities of Aurizon as currently conducted in respect of the Material Properties.
(iii)	Except as set out in Schedule 3.1(s) Aurizon has good and sufficient title, free and clear of any material title defect or material Encumbrances, to all of its interests in real property, including fee simple estates, leases, surface rights, rights of way, superficies, servitudes, easements and licences from landowners or other authorities permitting the use of land but excluding the Concessions (collectively, the “Real Property Interests”). Schedule 3.1(s) of the Disclosure Letter lists all of the Real Property Interests and, other than real property in respect of which it is the lessee, in which case it has a valid leasehold interest, and the Real Property Interests permit the use of land by Aurizon necessary to permit the operation of its businesses as presently conducted or contemplated to be conducted.
(iv)	Except as disclosed in Schedule 3.1(s) of the Disclosure Letter, Aurizon holds all its Concessions, free and clear of any material Encumbrances, and Aurizon does not have any liability or obligation to pay any commission, royalty, licence fee or similar payment to any person with respect to the Concessions.
(v)	Applying customary standards in the mining industry:
(A)	except as disclosed in Schedule 3.1(s) of the Disclosure Letter, Aurizon is the legal and/or beneficial owner of all right, title and interest in and to the Real Property Interests and the Concessions pursuant to valid, subsisting and enforceable title documents or other recognized and enforceable agreements or instruments, and Aurizon is not in default of any of the material provisions of such documents, agreements and instruments nor, to the knowledge of Aurizon, has any such default been alleged;

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(B)	the Real Property Interests and Concessions have been properly located and recorded in compliance with applicable Laws and the Concessions are comprised of valid and subsisting mineral claims;
(C)	the Real Property Interests and Concessions are in good standing under applicable Laws, all assessment work required to be performed and filed under the Real Property Interests and Concessions has been performed and filed, all related Taxes and other payments have been paid and all related filings have been made;
(D)	there is no material adverse claim against or challenge to the title of Aurizon or its ownership of, the Real Property Interests or Concessions, which if determined adversely to Aurizon, would materially and adversely affect the ability of Aurizon to make use of, transfer or otherwise exploit the Real Property Interests or Concessions;
(E)	except as disclosed in Schedule 3.1(s) of the Disclosure Letter, no other person has any material interest in the Real Property Interests or Concessions or the production from any of the underlying properties or mineral deposits or any right to acquire any such interest;

(F)	except as disclosed in Schedule 3.1(s) of the Disclosure Letter, there are no back-in rights, earn-in rights, rights of first refusal or similar provisions which would affect the interest of Aurizon in the Real Property Interests or Concessions;

(G)	except as disclosed in Schedule 3.1(s) of the Disclosure Letter, Aurizon has not entered into streaming agreements, royalty agreements or any similar types of agreements or rights of first agreements related to streaming agreements, royalty agreements or any similar types of agreements; and

(H)	Aurizon has not received any notice, whether written or oral, from any Governmental Entity of any revocation or intention to revoke any of its interests in any of the Real Property Interests or Concessions.
(vi)	Except as disclosed in Schedule 3.1(s) of the Disclosure Letter, Aurizon has provided Hecla with access to full and complete copies of all exploration information and data within its possession or control including, without limitation, all geological, geophysical and geochemical information and data (including all drill, sample and assay results and all maps) and all technical reports, feasibility studies and other similar reports and studies concerning the Concessions and Aurizon has the sole right, title and ownership of all such information, data, reports and studies.
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(vii)	All work and activities carried out on the Concessions by Aurizon or, to the knowledge of Aurizon, by any other person appointed by Aurizon have been carried out in all material respects in compliance with all applicable Laws, and neither Aurizon, nor, to the knowledge of Aurizon, any other person, has received any notice of any material breach of any such applicable Laws.
(viii)	Aurizon has made or will make available to Hecla all material information in its possession or under its control relating to the Concessions.
(ix)	The execution, delivery and performance of this Agreement by Aurizon will not violate, conflict with or result in a violation or breach of any provision of, or require a consent, approval or notice under or constitute a default under or result in a right of termination under or with respect to any Concession.
(t)	Operational Matters.
(i)	all rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens and other payments due or payable on or prior to the date hereof under or with respect to the direct or indirect assets of Aurizon have been duly paid;
(ii)	all rentals, payments, and obligations due and payable or performable on or prior to the date hereof under or on account of any of the direct or indirect assets of Aurizon have been duly paid, performed, or provided for prior to the date hereof; and
(iii)	all costs, expenses, and liabilities payable on or prior to the date hereof under the terms of any contracts and agreements to which Aurizon is directly or indirectly bound have been duly paid, except for such expenses that are being currently paid prior to delinquency in the ordinary course of business.
(u)	Contracts. Schedule 3.1(u) of the Disclosure Letter includes a complete and accurate list of all Material Contracts to which Aurizon is a party and that are currently in force. All Material Contracts are in full force and effect, and Aurizon is entitled to all rights and benefits thereunder in accordance with the terms thereof. Aurizon has made available to Hecla for inspection true and completed copies of all Material Contracts, and all such Material Contracts are contained in the Data Room Information. All of the Material Contracts are valid and binding obligations of Aurizon, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction. Aurizon has complied in all material respects with all terms of such Material Contracts, has paid all amounts due thereunder of, as and when due, has not waived any rights thereunder and no material default or breach exists in respect thereof on the part of Aurizon or, to the knowledge of Aurizon, on the part of any other party thereto, and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach or trigger a right of termination of any of the Material Contracts. As at the date hereof, Aurizon has not received notice that any party to a Material Contract intends to cancel, terminate or otherwise modify or not renew such Material Contract, and to the knowledge of Aurizon, no such action has been threatened. Aurizon is not a party to any Material Contract that contains any non-competition obligation or otherwise restricts in any material way its business.
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(v)	Permits. Schedule 3.1(v) of the Disclosure Letter sets out all of the material Permits required by applicable Laws for Aurizon to conduct its current business as now being conducted and as currently contemplated to be conducted. Aurizon has obtained and is in compliance with all material Permits required by applicable Laws, necessary to conduct its current business as now being conducted or as currently contemplated to be conducted. There are no facts, events or circumstances that would reasonably be expected to result in a failure to obtain or be in compliance with such material Permits as are necessary to conduct its business as it is currently being conducted or as it is currently contemplated.

(w)	Intellectual Property. There is no action, suit, proceeding or claim pending or to the knowledge of Aurizon, threatened by others challenging Aurizon’s rights in or to any Intellectual Property which is used for the conduct of Aurizon’s business as currently carried on or as currently contemplated.
(x)	HSR Act. As determined in accordance with the HSR Act and regulations thereunder, (i) Aurizon is a “foreign issuer” and (ii) Aurizon and all entities it controls made aggregate sales in or into the United States in excess of US $70.9 million in Aurizon’s most recent fiscal year.
(y)	Environmental Matters. Aurizon in respect of its businesses and operations:
(i)	is and has been in material compliance with all Environmental Laws;
(ii)	is in possession of, and in material compliance with, all Environmental Permits necessary for the operation of its businesses; has not received any order, request, notice, complaint, penalty or other claim from any person or Government Entity alleging a material violation of any Environmental Law;
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(iii)	(A) is not a party to any litigation or administrative proceeding, nor is any litigation or administrative proceeding threatened against it or its property or assets, which in either case (1) asserts or alleges that it violated any Environmental Laws, (2) asserts or alleges that it is required to clean up, remove or take remedial or other response action due to the Release of any Hazardous Substances, or (3) asserts or alleges that it is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the Release of any Hazardous Substances; and (B) is not subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Law and has not been named or listed as a potentially responsible party by any Governmental Entity in a matter arising under any Environmental Laws; and
(iv)	is not involved in remediation operations and does not know of any facts, circumstances or conditions, including any Release of Hazardous Substance, that would reasonably be expected to result in any Environmental Liabilities;
(v)	Aurizon has not received any written notice, complaint or claim from an environmental group or organization (an “Environmental Claim”) which affects Aurizon nor, to the knowledge of Aurizon, has any Environmental Claim or action been threatened by an environmental group or organization which relates to the operation by Aurizon of its businesses in the areas in which such operations are carried on or in which the Material Properties are located and Aurizon does not have any material outstanding agreements, memorandums of understanding or similar arrangements with any environmental group or other non-governmental organization and, to the knowledge of Aurizon, there are no material ongoing or outstanding discussions, negotiations, or similar communications with or by any environmental group or other non-governmental organization concerning Aurizon or its business, operations or assets.
(z)	Mine Safety. Aurizon conducts its activities at its mine sites in accordance with all applicable Laws in all material respects and in a manner consistent with the standards observed by mining companies in Canada. There have been no incidents of material non-compliance with safety legislation in connection with operations or activities at its mine sites in the 12 months preceding the date of this Agreement and the list provided in Schedule 3.1(z) of the Disclosure Letter includes a description of all compensable injuries or deaths sustained by employees, contractors or visitors to Aurizon’s mine site since January 1, 2011 to the date hereof.
(aa)	Relationships with Customers and Suppliers. Aurizon’s relationships with its customers, contractors and suppliers are good, there are no material disputes or disagreements with any of them, and Aurizon has not received any written or other notice or communication that any customer, contractor or supplier intends to cancel, terminate or otherwise modify or not renew its relationship with Aurizon, and, to the knowledge of Aurizon, no such action has been threatened.
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(bb)	Mineral Reserves and Resources. The estimated proven and probable mineral reserves and estimated indicated, measured and inferred mineral resources disclosed in the Aurizon Public Disclosure Record have been prepared and disclosed in all material respects in accordance with accepted mining, engineering, geoscience and other approved industry practices, and all applicable Laws. The information provided by Aurizon to the “qualified persons” (as defined in NI 43-101) in connection with the preparation of such estimates was complete and accurate at the time such information was furnished. No material mineral deposits of the Material Properties are subject to illegal occupation. There has been no material reduction in the aggregate amount of estimated mineral reserves or estimated mineral resources of Aurizon from the amounts disclosed in the Aurizon Public Disclosure Record.
(cc)	Employee Benefits.
(i)	Aurizon has complied, in all material respects, with the terms of all agreements, health, medical, hospitalization, dental, life, or other insurance plan, program or arrangement, welfare, supplemental unemployment benefit, bonus, incentive, compensation, profit sharing, deferred compensation, stock purchase, stock compensation, stock option, stock appreciation, disability, pension or retirement plans, supplemental pension, retirement savings and other employee compensation or benefit plans, policies, arrangements, programs, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured which are maintained or contributed to, by or on behalf of Aurizon or which are binding upon Aurizon or in respect of which Aurizon has any actual or potential liability (collectively, the “Aurizon Benefit Plans”) and with all applicable Laws and collective bargaining agreements relating thereto.
(ii)	Schedule 3.1 (cc) of the Disclosure Letter sets forth a complete list of the Aurizon Benefit Plans all of which are contained in the Data Room Information.

(iii)	Each Aurizon Benefit Plan is and has been established, registered (if required), qualified, amended, invested and administered, in all material respects, in compliance with the terms of such Aurizon Benefit Plan (including the terms of any documents in respect of such Aurizon Benefit Plan), all applicable Laws and any collective bargaining agreement relating thereto.
(iv)	All obligations of Aurizon regarding the Aurizon Benefit Plans have been satisfied in all material respects and no Taxes are owing or exigible under any of the Aurizon Benefit Plans by Aurizon. All employer and employee payments, contributions and premiums required to be remitted, paid to or in respect of each Aurizon Benefit Plan have been paid or remitted in a timely fashion in accordance with its terms and all applicable Laws.
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(v)	Each Aurizon Benefit Plan is insured or funded in compliance with the terms of such Aurizon Benefit Plan and all applicable Laws and is in good standing with such Governmental Entities as may be applicable and, as of the date hereof, no currently outstanding notice of under-funding, non-compliance, failure to be in good standing or otherwise has been received by Aurizon from any such Governmental Entities.
(vi)	(i) No Aurizon Benefit Plan is subject to any pending investigation, examination or other proceeding, action or claim initiated or to the knowledge of Aurizon, threatened, by any Governmental Entity, or by any other person (other than routine claims for benefits), and (ii) except as disclosed in Schedule 3.1(cc) of the Disclosure Letter, to the knowledge of Aurizon there exists no state of facts which after notice or lapse of time or both would reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or to affect the registration or qualification of any Aurizon Benefit Plan required to be registered or qualified.

(vii)	Aurizon has no formal plan and has made no promise or commitment, whether legally binding or not, to create any additional Aurizon Benefit Plan or to improve or change the benefits provided under any Aurizon Benefit Plan.
(viii)	There is no entity other than Aurizon participating in any Aurizon Benefit Plan.
(ix)	Except as disclosed in Schedule 3.1(cc) of the Disclosure Letter, none of Aurizon Benefit Plans provide benefits beyond retirement or other termination of service to employees or former employees or to the beneficiaries or dependants of such employees and where there are such Aurizon Benefit Plans disclosed in Schedule 3.1(cc) , each such Aurizon Benefit Plan may be amended or terminated at any time by Aurizon without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(x)	Aurizon has no “registered pension plan” (as defined in the Tax Act), including going concern unfunded liabilities, solvency deficiencies and wind-up deficiencies.
(xi)	Except as disclosed in Schedule 3.1(cc) or Schedule 5.9 of the Disclosure Letter, neither the execution and delivery of this Agreement by Aurizon nor completion of the Arrangement pursuant to the Plan of Arrangement nor compliance by Aurizon with any of the provisions hereof shall, subject to Section 5.9 , result in any payment (including severance, unemployment compensation, bonuses or otherwise) becoming due to any director or employee of Aurizon or result in any increase or acceleration of contributions, liabilities or benefits or acceleration of vesting, under any Aurizon Benefit Plan or restriction held in connection with a Aurizon Benefit Plan.

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(xii)	All data necessary to administer each Aurizon Benefit Plan is in the possession of Aurizon and is in a form which is sufficient for the proper administration of Aurizon Benefit Plan in accordance with its terms and all applicable Laws and such data is complete and correct.
(dd)	Labour and Employment.
(i)	Schedule 3.1(dd) (i) of the Disclosure Letter sets forth a complete list of all employees of Aurizon as at the date hereof, together with their titles, service dates, current wages, salaries or hourly rate of pay, and, in respect of salaried employees, profit sharing bonus payable for 2012 (whether monetary or otherwise). No such employee is on long-term disability leave, extended absence or worker’s compensation leave. As at the date hereof, Aurizon has good relationships with its employees, there are no material disputes or disagreements with any of them and none of the employees of Aurizon has indicated an intention to resign their employment. All current assessments under applicable workers compensation legislation in relation to the employees listed in Schedule 3.1(dd) (i) of the Disclosure Letter have been paid or accrued by Aurizon, and Aurizon is not subject to any special or penalty assessment under such legislation which has not been paid.

(

(ii)	Except for employees of Aurizon identified in Schedule 3.1(dd)(ii) of the Disclosure Letter, with each of whom Aurizon has a written agreement, there are no written or oral contracts of employment. Except for those agreements or provisions described in Schedule 3.1(dd)(ii) or Schedule 5.9 of the Disclosure Letter, no employee of Aurizon is party to a change of control, severance, termination, golden parachute or similar agreement or provision or would receive payments under such agreement or provision as a result of the Arrangement.

(iii)	There is no collective agreement in force with respect to the employees of Aurizon nor is there any Contract with any employee association in respect of the employees of Aurizon.
(iv)	There are no outstanding labour tribunal proceedings of any kind or other event of any nature whatsoever, including any proceedings which could result in certification, interim certification, voluntary recognition, or succession rights of a trade union, council of trade unions, employee bargaining agencies, affiliated bargaining agent or any other person as bargaining agent for any employees of Aurizon. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the employees of Aurizon by way of certification, interim certification, voluntary recognition, or succession rights, or has applied, or to Aurizon’s knowledge threatened to apply to be certified as the bargaining agent of any employees of Aurizon.
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(v)	There are no pending or to Aurizon’s knowledge threatened union organizing activities involving any employees of Aurizon. There is no labour strike, dispute, work slowdown or stoppage pending or involving or threatened against Aurizon and no such event has occurred within the last five years.
(vi)	Aurizon has not engaged in any lay-off activities within the past three years that would violate or in any way subject Aurizon to the group termination, collective dismissal or lay-off requirements of the applicable provincial employment standards Law or other Law.
(vii)	No trade union has applied to have Aurizon declared a common, related or successor employer pursuant to the labour laws or any similar legislation in any jurisdiction in which Aurizon carries on business.
(viii)	All amounts due or accrued for all salary, wages, bonuses, commissions, vacation pay, sick days and benefits under any employee plans have either been paid or are accurately reflected in the books and records of Aurizon.
(ee)	Absence of Certain Changes. Except as disclosed in Schedule 3.1(ee) of the Disclosure Letter, since December 31, 2011:

(i)	except as disclosed in the Aurizon Public Disclosure Record, Aurizon has conducted its business only in the ordinary course consistent with past practice;
(ii)	there has not been any event, occurrence, development or state of circumstances or facts that has had or would be reasonably expected to have a Material Adverse Effect;
(iii)	Aurizon’s current mine plans with respect to its operating mines are viable and to Aurizon’s knowledge no circumstances exist which would require Aurizon to amend such mine plans in any material respect;
(iv)	there has not been any material write-down by Aurizon of the value of any of its assets;
(v)	other than in the normal course or in respect of publicly disclosed projects, there has not been any expenditure or commitment to expend by Aurizon with respect to capital expenses where Aurizon’s proportionate share of such expenditures and commitments exceeded $250,000 in the aggregate;
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(vi)	other than in the ordinary course of business, there has not been any material change in the level of accounts receivable or payable, inventories or inventory employees of Aurizon;
(vii)	there has not been any acquisition or sale, lease, license or other disposition by Aurizon of any interest in the Material Properties or any other material assets except for sales of inventory in the ordinary course of business;
(viii)	there has not been any incurrence, assumption or guarantee by Aurizon of any material debt for borrowed money, any creation or assumption by Aurizon of any Encumbrance, or any making by Aurizon of any loan, advance or capital contribution to or material investment in any other person in excess of $250,000 in the aggregate;
(ix)	there has not been any satisfaction or settlement of any material claim, liability or obligation of Aurizon (other than liabilities or obligations incurred in the ordinary course of business consistent with past practice);
(x)	Aurizon has not suffered any casualty, damage, destruction or loss to any of its properties or assets in excess of $500,000 for any one event or in excess of $1,000,000 in the aggregate;
(xi)	Aurizon has not declared, set aside or paid any dividends or made any distribution or payment or return of capital in respect of the Aurizon Shares;
(xii)	Aurizon has not effected or passed any resolution to approve a split, division, consolidation, combination or reclassification of the Aurizon Shares or any other securities;
(xiii)	other than in the ordinary course of business or as specifically disclosed in the Data Room Information, there has not been any material increase in or modification of the compensation payable to or to become payable by Aurizon to any of its directors, officers, employees or consultants or any grant to any such director, officer, employee or consultant of any increase in severance or termination pay or any increase or modification of any Aurizon Benefit Plan to, for or with any of such directors, officers, employees or consultants; and
(xiv)	Aurizon has not agreed, announced, resolved or committed to do any of the foregoing.
(ff)	First Nations Claims. Set out in Section 3.1(ff) of the Disclosure Letter is a summary of the current agreements, memoranda of understanding, negotiations or similar arrangements with all First Nations Groups with whom Aurizon has any such dealings. Other than in connection with the matters set out in Section 3.1(ff) of the Disclosure Letter, Aurizon has not received any written First Nations Claim which affects Aurizon nor, to the knowledge of Aurizon, has any First Nations Claim been threatened which relates to any of the operation by Aurizon of its businesses in the areas in which such operations are carried on or in which the Material Properties are located and Aurizon does not have any material outstanding agreements, memorandums of understanding or similar arrangements with any First Nations Group and, to the knowledge of Aurizon, there are no material ongoing or outstanding discussions, negotiations, or similar communications with or by any First Nations Group concerning Aurizon or its business, operations or assets.

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(gg)	Anti-Corruption. Neither Aurizon nor to the knowledge of Aurizon any director, officer, agent, employee, affiliate, consultant, or representative of Aurizon is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, or any similar provisions of any country, state, province, or Governmental Entity of applicable jurisdiction (“FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any Government Official or Person of Concern, in contravention of the FCPA and Aurizon has conducted its businesses in compliance with the FCPA and has instituted and maintains policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.
(hh)	Compliance with Laws. Aurizon has complied with and is not in violation of any applicable Laws in any material respect.
(ii)	Absence of Cease Trade Orders. No order ceasing or suspending trading in Aurizon Shares (or any of them) or any other securities of Aurizon is outstanding and no proceedings for this purpose have been instituted or, to the knowledge of Aurizon, are pending, contemplated or threatened.
(jj)	Related Party Transactions. Except for compensation, indemnification or agreements or arrangements entered into in the ordinary course, there are no Contracts or other transactions currently in place between Aurizon, on the one hand, and: (i), any officer or director of Aurizon; (ii) any holder of record or beneficial owner of 10% or more of Aurizon Shares; and (iii) any affiliate or associate of any such, officer, director, holder of record or beneficial owner, on the other hand.
(kk)	Expropriation. No part of the property or assets of Aurizon has been taken, condemned or expropriated by any Governmental Entity nor has any written notice or proceeding in respect thereof been given or commenced nor does Aurizon know of any intent or proposal to give such notice or commence any such proceedings.
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(ll)	Registration Rights. No Aurizon Shareholder has any right to compel Aurizon to register or otherwise qualify Aurizon Shares (or any of them) for public sale or distribution.
(mm)	Rights of Other persons. No person has any right of first refusal or option to purchase or any other right of participation in any of the material properties or assets owned by Aurizon, or any part thereof.
(nn)	Restrictions on Business Activities. There is no arbitral award, judgment, injunction, constitutional ruling, order or decree binding upon Aurizon that has or could reasonably be expected to have the effect of prohibiting, restricting, or impairing any business practice, any acquisition or disposition of property, or the conduct of the business as currently conducted, which could reasonably be expected to have a Material Adverse Effect on Aurizon.
(oo)	Brokers. Except as disclosed in writing by Aurizon to Hecla, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Aurizon.
(pp)	Insurance. As of the date hereof, Aurizon has such policies of insurance as are listed in Schedule 3.1 (pp) of the Disclosure Letter. Such policies are in amounts, with such deductibles, and insure against such risks and losses as are customary for businesses similar to the business carried on by Aurizon. All insurance maintained by Aurizon is in full force and effect and in good standing and Aurizon is not in default, whether as to payment of premium or otherwise, under the terms of any such insurance nor has Aurizon failed to give any notice or present any material claim under any such insurance in a due and timely fashion or received notice or otherwise become aware of any intent of an insurer to either claim any default on the part of Aurizon or not to renew any policy of insurance on its expiry or to increase any deductible or cost, except where such failure or default or other event would not reasonably be expected to have a Material Adverse Effect.

(qq)	Data Room Information. All Data Room Information is true and correct in all respects and does not contain any omissions as at its respective date as stated therein, or, if any Data Room Information is undated, as of the date of its delivery to the Data Site for purposes of the transactions contemplated by this Agreement. None of the Data Room Information has been amended except as provided in the Data Room Information. Additionally, all information provided to Hecla in relation to Hecla due diligence requests, including information not provided in the Data Room Information, is true and correct in all respects and does not contain any omissions as at its respective date as stated therein and has not been amended except as provided to Hecla. Aurizon acknowledges that Hecla and Acquireco are relying on all information provided by Aurizon to them in entering into this Agreement.
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(rr)	United States Securities Laws.
(i)	Aurizon is a “foreign private issuer” as defined in Rule 3b-4 under the U.S. Exchange Act;
(ii)	The Aurizon Shares are listed on the NYSE MKT and registered under Section 12 of the U.S. Exchange Act; and
(iii)	Aurizon is not required to be registered as an “investment company” as defined in the United States Investment Company Act of 1940, as amended.
(ss)	Funds Available. Aurizon has sufficient funds available to pay the Termination Fee.

3.2                                      Survival of Representations and Warranties

The representations and warranties of Aurizon contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

Article 4
REPRESENTATIONS AND WARRANTIES OF Hecla

4.1                                      Representations and Warranties

Hecla hereby represents and warrants to and in favour of Aurizon as follows, and acknowledges that Aurizon is relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)	Authority Relative to this Agreement. Hecla has the requisite corporate power and capacity to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Hecla and the performance of its obligations thereunder have been duly authorized by its board of directors and no other corporate proceedings on its part are necessary to authorize this Agreement or the Arrangement and no approval of the shareholders of Hecla is required to enter into this Agreement or to perform its obligations hereunder, including the payment of the Consideration. This Agreement has been duly executed and delivered by Hecla and constitutes a legal, valid and binding obligation of Hecla enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar affecting the rights of creditors, general principles of equity or concerns of public policy including specific performance.
(b)	Organization and Qualification. Hecla and each of its material subsidiaries is a corporation duly incorporated or an entity duly created and validly existing under all the applicable Laws of its jurisdiction of incorporation, continuance or creation and has all necessary corporate or other power and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted. Hecla is duly registered or otherwise authorized and qualified to do business and is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary, except where the failure to be so registered or in good standing would not reasonably be expected to have a Material Adverse Effect on Hecla.
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(c)	No Violations. Neither the execution and delivery of this Agreement by Hecla nor the completion of the transactions contemplated by the Agreement or the Arrangement nor the performance of its obligations thereunder nor compliance by Hecla with any of the provisions thereof will violate, conflict with, or result in a breach of any material provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under: (i) the articles of incorporation or other constating documents of Hecla or any of its subsidiaries; or (ii) any material contract or other instrument or obligation to which Hecla or any of its subsidiaries is a party or to which it, or any of its properties or assets, may be subject or by which Hecla or any of its subsidiaries is bound and, in each case, individually or in the aggregate would materially adversely affect Hecla’s ability to perform its obligations under this Agreement; or (iii) violate, breach or constitute a default under any Law applicable to Hecla or any of its subsidiaries or any of its properties or assets.
(d)	Capitalization. The authorized share capital of Hecla consists of 500,000,000 Hecla Shares and 5,000,000 preferred stock, par value of U.S.$0.25 (“Preferred Stock”). As of the date hereof, 286,001,512 Hecla Shares and 157,816 Series B Preferred Stock were issued and outstanding, an aggregate of up to 938,408 Hecla Shares were issuable upon the exercise of Hecla Options and an aggregate of up to 22,332,623 Hecla Shares were issuable upon the exercise of Hecla Warrants and there are no options, warrants, conversion privileges or other rights, shareholder rights plans, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character whatsoever requiring or which may require the issuance, sale or transfer by Hecla of any securities of Hecla (including Hecla Shares or Preferred Stock), or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of Hecla (including Hecla Shares or Preferred Stock) or subsidiaries of Hecla. There are no securities of Hecla or of any of its subsidiaries outstanding which have the right to vote generally (or are convertible into or exchangeable for securities having the right to vote generally) with Hecla Shareholders on any matter. There are no outstanding contractual or other obligations of Hecla or any subsidiary to repurchase, redeem or otherwise acquire any of its securities or with respect to the voting or disposition of any outstanding securities of any of its subsidiaries. There are no outstanding bonds, debentures or other evidences of indebtedness of Hecla or any in its subsidiaries having the right to vote with the holders of the outstanding Hecla Shares on any matters.
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(e)	Securities Laws Matters. The Hecla Shares are registered under Section 12(b) of the U.S. Exchange Act and listed on the NYSE. No delisting, suspension of trading in or cease trading order with respect to any securities of Hecla and, to the knowledge of Hecla, no inquiry or investigation (formal or informal) of any Securities Authority or the NYSE, is in effect or ongoing or, to the knowledge of Hecla, expected to be implemented or undertaken.
(f)	Public Filings. Hecla has filed all documents in the Hecla Public Disclosure Record required to be filed by it in accordance in all material respects with applicable Securities Laws with the Securities Authorities or the NYSE, as applicable. All such documents and information comprising the Hecla Public Disclosure Record, as of their respective dates (and the dates of any amendments thereto), (1) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and (2) complied in all material respects with the requirements of applicable Securities Laws, and any amendments to the Hecla Public Disclosure Record required to be made have been filed with the Securities Authorities or the NYSE, as applicable.
(g)	Issuance of Hecla Shares. The Hecla Shares to be issued as part of the Consideration will, when issued pursuant to the Arrangement, be duly and validly issued as fully paid and non-assessable common shares in the capital of Hecla.
(h)	Availability of Cash Consideration. Hecla has sufficient funds on hand, or funds available under committed financing arrangements, that will be sufficient to provide Acquireco with the funds necessary to pay the aggregate Cash Consideration pursuant to the Arrangement at the Effective Time.
(i)	Absence of Cease Trade Orders. No order ceasing or suspending trading in the Hecla Shares (or any of them) or any other securities of Hecla is outstanding and, to the knowledge of Hecla, no proceedings for this purpose have been instituted or are pending or threatened.
(j)	Ownership of Aurizon Shares. Hecla currently owns less than one percent of the outstanding Aurizon Shares.

4.2                                      Survival of Representations and Warranties

The representations and warranties of Hecla contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

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Article 5
COVENANTS

5.1                                      Covenants of Aurizon Regarding the Conduct of Business

Aurizon covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except as required or permitted by this Agreement, applicable Laws or any Governmental Entities or consented to by Hecla in writing, Aurizon shall conduct its business in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except as required or permitted by this Agreement, Aurizon shall not directly or indirectly, without the prior written consent of Hecla:

(a)	(i) amend its articles, charter or by-laws or other comparable organizational documents; (ii) split, combine or reclassify any shares in its capital; (iii) issue, grant, deliver, sell or pledge, or agree to issue, grant, deliver, sell or pledge, any Aurizon Shares, or any rights convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Aurizon Shares or other securities of Aurizon, other than: (A) the issuance of Aurizon Shares pursuant to the terms of the outstanding Aurizon Options; and (B) as required under applicable Law or existing Material Contracts set forth in Schedule 3.1(t) of the Disclosure Letter; (iv) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any outstanding securities of Aurizon; (v) amend the terms of any of its securities; (vi) adopt a plan of liquidation or resolution providing for the liquidation or dissolution of Aurizon; (vii) amend its accounting policies or adopt new accounting policies, in each case except as required and disclosed in accordance with GAAP; or (viii) enter into any agreement with respect to any of the foregoing;

(b)	except for the sale of inventory or immaterial equipment in the ordinary course of business consistent with past practice, (i) sell, pledge, hypothecate, lease, license, sell and lease back, mortgage, dispose of or encumber or otherwise transfer, any assets, securities, properties, interests or businesses; (ii) acquire (by merger, arrangement, amalgamation, consolidation or acquisition of shares or assets or otherwise), directly or indirectly, any assets, securities, properties, interests, businesses, corporation, partnership or other business organization or division thereof, or make any investment either by the purchase of securities, contribution of capital, property transfer, or, except as disclosed in its 2013 budget report which is contained in the Data Room Information, purchase of any other property or assets of any other person, for an amount greater than $250,000; (iii) draw down on the Existing Credit Facilities in any amount whatsoever; (iv) incur, create, assume or otherwise become liable for, any indebtedness for borrowed money or, except as disclosed in its 2013 budget report which is contained in the Data Room Information, any other liability or obligation, or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, or make any loans, capital contributions, investments or advances; (v) except as disclosed in its 2013 budget report which is contained in the Data Room Information, pay, discharge or satisfy any material liabilities or obligations; (vi) waive, release, grant or transfer any rights of material value; or (vii) authorize or propose any of the foregoing, or enter into any agreement to do any of the foregoing;
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(c)	other than as disclosed in Schedule 5.1(c) of the Disclosure Letter or as is necessary to comply with applicable Laws or the current terms of any Contracts by which it is bound or in accordance with Aurizon Benefit Plans: (i) grant to any officer, employee or director an increase in compensation in any form, or grant any general salary increase; (ii) make any loan to any officer, employee, or director; (iii) take any action with respect to the grant of any severance, retention, change of control, bonus or termination pay to, or enter into any employment agreement, deferred compensation or other similar agreement (or amend any such existing agreement) with, or hire or terminate the employment (except for just cause) of, any officer, employee or director provided that Aurizon will not be restricted from taking any action in respect of hiring or terminating the employment of employees having a position below that of mine manager or superintendent if such action is taken in the ordinary course consistent with past practice so long as Aurizon provides Hecla with prompt written notice when the total number of such persons hired or terminated exceeds five from, in the first instance, the date of this Agreement and following such first notice, from the date of the last notice provided to Hecla by Aurizon pursuant to this Section; (iv) increase any benefits payable under any existing severance or termination pay policies or employment agreements, or adopt or materially amend or make any contribution to any Aurizon Benefit Plan or other bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of directors, officers or employees or former directors, officers, employees; (v) increase bonus levels or other benefits payable to any director, executive officer or employee; (vi) provide for accelerated vesting, removal of restrictions or an exercise of any stock-based or stock-related awards (including stock options, stock appreciation rights, deferred share units, performance units and restricted share awards) upon a change of control occurring on or prior to the Effective Time; or (vii) establish, adopt or amend (except as required by applicable Law) any collective bargaining agreement or similar agreement;

(d)	settle, pay, discharge, satisfy, compromise, waive, assign or release (i) any material action, claim or proceeding brought against it; or (ii) any action, claim or proceeding brought by any present, former or purported holder of its securities in connection with the transactions contemplated by this Agreement or the Plan of Arrangement;
(e)	enter into any agreement or arrangement that limits or otherwise restricts it from competing in any manner;
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(f)	waive, release or assign any material rights, claims or benefits;
(g)	other than in the ordinary course of business consistent with past practice: (i) enter into any agreement that if entered into prior to the date hereof would be a Material Contract; (ii) modify, amend in any material respect, transfer or terminate any Material Contract, or waive, release or assign any material rights or claims thereto or thereunder;
(h)	change any method of Tax accounting, make or change any Tax election, file any materially amended Return, settle or compromise any Tax liability, agree to an extension or waiver of the limitation period with respect to the assessment, reassessment or determination of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a material Tax refund;
(i)	take any action or fail to take any action which action or failure to act would result in the material loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entity to institute proceedings for the suspension, revocation or limitation of rights under, any material Permits necessary to conduct its businesses as now conducted or as proposed to be conducted; or fail to prosecute with commercially reasonable due diligence any pending applications to any Governmental Entities for Permits;
(j)	take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede its ability to consummate the Arrangement or the other transactions contemplated by this Agreement other than in connection with a Pre-Acquisition Reorganization;
(k)	except for any Pre-Acquisition Reorganization, take any action or enter into any transaction that would preclude the Canadian tax “bump” rules from applying upon an amalgamation or winding-up of Aurizon (or its successor by amalgamation) including pursuant to paragraph 88(1)(c) of the Tax Act, in calculating the tax cost of capital property distributed to Acquireco for purposes of paragraph 88(1)(d) of the Tax Act, the amount determined under paragraph 88(1)(d); or
(l)	agree, resolve or commit to do any of the foregoing.

Aurizon shall use its commercially reasonable efforts to cause the current insurance (or re-insurance) policies maintained by Aurizon, including directors’ and officers’ insurance, not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; provided that, subject to Section 7.6 , Aurizon shall not obtain or renew any insurance (or re-insurance) policy for a term exceeding 12 months.

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Subject to compliance with applicable competition or anti-trust laws, Aurizon shall promptly notify Hecla in writing of any circumstance or development that, to the knowledge of Aurizon, is or could reasonably be expected to constitute a Material Adverse Effect.

5.2                                      Covenants of Aurizon Relating to the Arrangement

Aurizon shall perform all obligations required or desirable to be performed by Aurizon under this Agreement, co-operate with Hecla in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, Aurizon shall:

(a)	immediately defer the “separation time” (as such term is defined in Aurizon Shareholder Rights Plan) of the SRP Rights and continue to defer the separation time until the SRP is waived or cease traded on March 4, 2013;
(b)	promptly, and in any event within five business days following the date of this Agreement, provide to Hecla (if such agreement remains in effect and if providing a copy of such agreement is not prohibited by the terms of such agreement) a copy of each confidentiality and/or standstill agreement which has been entered into by Aurizon and any third party pursuant to which confidential information of Aurizon has been provided;
(c)	on or prior to the Effective Date, waive, suspend the operation of or otherwise render the Aurizon Shareholder Rights Plan inoperative or ineffective as regards to the Plan of Arrangement;
(d)	subject to obtaining confirmation that insurance coverage is maintained as contemplated in Section 7.6.1 , and provided that the Effective Date has occurred, it shall use its reasonable commercial efforts to cause such members of the Aurizon Board to resign as Hecla may require, at the time and in the manner requested by Hecla, as of the Effective Date, with a nominee of Hecla to be appointed to the Aurizon Board immediately after each such resignation;

(e)	use its best efforts to obtain as soon as practicable following execution of this Agreement all third party consents, approvals and notices required under any of the Material Contracts, and all Key Third Party Consents;
(f)	defend all lawsuits or other legal, regulatory or other proceedings against Aurizon challenging or affecting this Agreement or the consummation of the transactions contemplated hereby; and
(g)	allow representatives of Hecla (including legal and financial advisors) to attend the Aurizon Meeting and allow officers of Hecla to speak to any motion relating to the Arrangement Resolution.
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5.3                                      Covenants of Hecla Regarding the Performance of Obligations

Hecla shall, and shall cause its subsidiaries to, perform all obligations required to be performed by Hecla or any of Hecla’s subsidiaries under this Agreement, co-operate with Aurizon in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, Hecla shall and where appropriate shall cause its subsidiaries to:

(a)	use all commercially reasonable efforts to assist Aurizon in obtaining the Key Third Party Consents;
(b)	apply for and use commercially reasonable efforts to obtain conditional approval of the listing and posting for trading on the NYSE of Hecla Shares included in the Consideration; and
(c)	subject to the terms and conditions of this Agreement and of the Plan of Arrangement and applicable Laws, pay the aggregate Consideration to be paid pursuant to the Arrangement at the time provided herein.

5.4                                      Covenants of Hecla Regarding Conduct of Business

Hecla covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Date and the time that this Agreement is terminated in accordance with its terms, unless Aurizon shall otherwise agree in writing, such agreement not to be unreasonably withheld or delayed, or as is otherwise expressly permitted or contemplated by this Agreement, it shall not directly or indirectly:

(a)	make any amendment to its constating documents that would have a Material Adverse Effect on its ability to consummate the transactions contemplated hereby or change its authorized share capital; and
(b)	split, combine, subdivide or reclassify its capital stock.

5.5                                      Mutual Covenants

Each of the Parties covenants and agrees that, except as contemplated in this Agreement, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms:

(a)	it shall, and shall cause its subsidiaries to, use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article 6 to the extent the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the Plan of Arrangement, including using its commercially reasonable efforts to: (i) obtain all Key Regulatory Approvals required to be obtained by it; (ii) effect all necessary registrations, filings and submissions of information requested by
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(b)	Governmental Entities required to be effected by it in connection with the Plan of Arrangement; (iii) oppose, lift or rescind any injunction or restraining order against it or other order or action against it seeking to stop, or otherwise adversely affecting its ability to make and complete, the Plan of Arrangement; and (iv) co-operate with the other Party in connection with the performance by it and its subsidiaries of their obligations hereunder; in addition, subject to the terms and conditions of this Agreement, none of the Parties shall knowingly take or cause to be taken any action which would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby; and
(c)	it shall not take any action, refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to significantly impede the making or completion of the Plan of Arrangement except as permitted by this Agreement;

5.6                                      Reorganization

(a)	Aurizon shall effect such reorganization of its business, operations, subsidiaries and assets or such other transactions (each, a “Pre-Acquisition Reorganization”) as Hecla may reasonably request prior to the Effective Date, and the Plan of Arrangement, if required, shall be modified accordingly; provided, however, that Aurizon need not effect a Pre-Acquisition Reorganization which would impede or materially delay the consummation of the Arrangement.
(b)	Without limiting the foregoing and other than as set forth in clause (a) above, Aurizon shall use its best efforts to obtain all necessary consents, approvals or waivers from any persons to effect each Pre-Acquisition Reorganization, and Aurizon shall cooperate with Hecla in structuring, planning and implementing any such Pre-Acquisition Reorganization. Hecla shall provide written notice to Aurizon of any proposed Pre-Acquisition Reorganization at least ten business days prior to the date of the Aurizon Meeting. In addition:

(i)	any Pre-Acquisition Reorganization shall not unreasonably interfere in Aurizon’s material operations prior to the Effective Time;
(ii)	any Pre-Acquisition Reorganization shall not require Aurizon to contravene any applicable Laws, its organizational documents or any Material Contract; and
(iii)	Aurizon shall not be obligated to take any action that could result in any Taxes being imposed on, or any adverse Tax or other consequences to, any Aurizon Securityholder incrementally greater than the Taxes or other consequences to such party in connection with the consummation of the Arrangement in the absence of any Pre-Acquisition Reorganization.
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(c)	Hecla acknowledges and agrees that the planning for and implementation of any Pre-Acquisition Reorganization shall not be considered a breach of any covenant under this Agreement and shall not be considered in determining whether a representation or warranty of Aurizon hereunder has been breached. Hecla and Aurizon shall work cooperatively and use reasonable commercial efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization. For greater certainty, Aurizon shall not be liable for the failure of Hecla to benefit from any anticipated Tax efficiency as a result of a Pre-Acquisition Reorganization.
(d)	If the Arrangement is not completed, Hecla will forthwith reimburse Aurizon for all reasonable fees and expenses actually incurred by Aurizon in considering and effecting a Pre-Acquisition Reorganization and shall be responsible for the reasonable costs actually incurred by Aurizon in reversing or unwinding any Pre-Acquisition Reorganization that was effected at Hecla’s request. The obligation of Hecla to reimburse Aurizon as set out in this section will be in addition to any other obligation and shall survive termination of this Agreement indefinitely.

5.7                                      Regulatory Approvals

(a)	The Parties shall, as promptly as practicable, prepare and file all necessary documents, registrations, statements, petitions, filings and applications for the Key Regulatory Approvals and use their commercially reasonable efforts to obtain and maintain all Key Regulatory Approvals. In any event, no later than 15 business days after the date of execution of this Agreement, the Parties shall prepare and file their respective notification and report form pursuant to the HSR Act and Hecla shall file a request to the Commissioner for an Advance Ruling Certificate or, in the alternative, a No-Action Letter and an application for review under Part IV of the Investment Canada Act.
(b)	If the Competition Act Approval has not been obtained within 15 business days following Hecla’s submission of a request to the Commissioner for an Advance Ruling Certificate or No-Action Letter then, at any time thereafter, either Party may notify the other Party of its intention to submit a Notification, in which case both Parties shall submit a Notification as soon as reasonably practicable, and in any event within ten business days following the delivery of such notice (or such other period of time mutually agreed to in writing between the Parties), both Hecla and Aurizon shall submit a Notification, unless the Competition Act Approval has been obtained.
(c)	The Parties shall cooperate with one another in connection with obtaining the Key Regulatory Approvals including promptly providing one another with all information necessary to file all necessary, or in the reasonable opinion of either Party, documents, registrations, statements, petitions, filings and applications for the Key Regulatory Approvals and providing one another with copies of all notices and information or other correspondence supplied to, filed with or received from any Governmental Entity (except for notices and information which a Party reasonably considers to be confidential or commercially sensitive, which such Party shall provide on an “external counsel only” basis). Each Party shall permit the other Party with reasonable advance opportunity to review and comment upon, and will consider in good faith the views of the other Party, any proposed written communications with any Governmental Entity in connection with the Key Regulatory Approvals (except for information which a Party reasonably considered to be confidential or sensitive, which such Party shall provide on an “external counsel only” basis). Neither Party shall participate in any material communication or participate in any meeting with any Governmental Entity in connection with the Key Regulatory Approvals without first notifying the other Party and providing the other Party or its counsel with a reasonable opportunity to participate or attend, unless specifically requested otherwise by any Governmental Entity.
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(d)	The Parties shall use their commercially reasonable efforts to satisfy, as soon as reasonably practicable, any requests for information and documentation received from any Governmental Entity in connection with the Key Regulatory Approvals.
(e)	Each Party shall promptly notify the other Party if it becomes aware that any (i) application, filing, document or other submission for a Regulatory Approval contains a Misrepresentation, or (ii) any Regulatory Approval or other order, clearance, consent, ruling, exemption, no-action letter or other approval applied for as contemplated by this Agreement contains, reflects or was obtained following the submission of any application, filing, document or other submission containing a Misrepresentation, such that an amendment or supplement may be necessary or advisable.
(f)	The Parties shall request that the Key Regulatory Approvals be processed by the applicable Governmental Entity on an expedited basis and, to the extent that a public hearing is held, the Parties shall request the earliest possible hearing date for the consideration of the Key Regulatory Approvals.
(g)	If any objections are asserted with respect to the transactions contemplated by this Agreement under any Law, or if any proceeding is instituted or threatened by any Governmental Entity challenging or which could lead to a challenge of any of the transactions contemplated by this Agreement as not in compliance with Law, the Parties shall use their commercially reasonable efforts consistent with the terms of this Agreement to resolve such proceeding so as to allow the Effective Time to occur on or prior to the Outside Date.
(h)	Filing fees payable to any Governmental Entity in connection with the Key Regulatory Approvals shall be shared equally between Hecla and Aurizon.
(i)	Despite anything to the contrary contained in this Agreement, Hecla is under no obligation to take any steps or actions nor to agree to any behavioural remedy including an interim or permanent hold separate order relating to any Key Regulatory Approval that would, in its sole discretion affect Hecla’s right to own, use or exploit Hecla’s or Aurizon’s businesses, operations or assets or any part thereof or to negotiate or agree to the sale, divestiture or disposition by Hecla of those businesses, operations or assets or any part thereof.
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5.8                                      Financing Assistance

(a)	Aurizon shall use its reasonable commercial efforts to have its officers, directors, employees and its advisors to provide such cooperation to Hecla as it may reasonably request in connection with the arrangements by Hecla or Acquireco to obtain new credit facilities, amend or terminate any of their existing credit facilities or issue securities publicly or privately, for the purpose of financing, in whole or in part, the Cash Consideration (provided that: (A) to the extent reasonably practicable, such request is made on reasonable notice; and (B) Aurizon shall not be required to provide cooperation that involves any binding commitment by it), including one or more of the following cooperative actions as so requested:
(i)	participating in meetings (including meetings with rating agencies) and drafting sessions;
(ii)	furnishing Hecla and its proposed lenders or underwriters with such financial information regarding itself as may be reasonably requested by Hecla and assisting Hecla in the preparation of pro forma consolidated financial statements reflecting the acquisition of all of the Aurizon Shares;
(iii)	cooperating with Aurizon in connection with applications to obtain such consents, approvals or authorizations which may be reasonably necessary or desirable in connection with such financing;
(iv)	using its reasonable commercial efforts to provide: (A) monthly financial statements as soon as possible and in no event later than 25 days after the end of each month; (B) quarterly financial statements as soon as possible and in no event later than 45 days after the end of each fiscal quarter (other than the fourth quarter);
(b)	Notwithstanding Section 5.8(a) , Aurizon shall not be required by Hecla to: (i) pay any commitment, consent or other similar fee or incur any other liability in connection with any such financing prior to the Effective Time; (ii) take any action or do anything that would: (A) contravene any applicable Law; (B) contravene its agreements that relate to borrowed money; or (C) be capable of impairing or preventing the satisfaction of any condition set forth in Article 6; or (iii) except as required to comply with applicable Laws, disclose any information that in the reasonable judgment of Aurizon would result in the disclosure of any trade secrets or similar information or violate any obligations of Aurizon or any other person with respect to confidentiality.

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5.9                                      Employment Agreements

Following the Effective Time, Hecla shall cause Aurizon to honour such obligations, if any, under Aurizon’s employment agreements as are specifically disclosed in Schedule 5.9 of the Disclosure Letter, including, without limitation, by paying to the individuals party to such agreements, in each case, such amounts are required to be paid in accordance with such agreements.

5.10                                  Hecla Guarantee

Hecla hereby unconditionally and irrevocably guarantees the due and punctual performance by Acquireco of each and every obligation of Acquireco in respect of the Arrangement.

5.11                                  Adjustment to Consideration Regarding Dividends

If on or after the date hereof, Aurizon sets a record date for any dividend or other distribution on the Aurizon Shares that is prior to the Effective Time or Aurizon pays any dividend or other distribution on the Aurizon Shares prior to the Effective Time (a) to the extent that the amount of such dividends or distributions per Aurizon Shares do not exceed the Consideration, the Consideration shall be reduced by the amount of such dividends or distributions, and (b) to the extent that the amount of such dividends or distributions per Aurizon Shares exceed the Consideration, such excess amount shall be placed in escrow for the account of Hecla or another person designated by Hecla.

Article 6
CONDITIONS

6.1                                      Mutual Conditions Precedent

The obligations of the Parties to complete the transactions contemplated by this Agreement are subject to the fulfillment, on or before the Effective Time, of each of the following conditions precedent, each of which may only be waived with the mutual consent of the Parties:

(a)	the Arrangement Resolution shall have been approved and adopted by the Aurizon Securityholders at the Aurizon Meeting in accordance with the Interim Order;
(b)	the Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement, and shall not have been set aside or modified in a manner unacceptable to Aurizon and Hecla, acting reasonably, on appeal or otherwise;
(c)	there shall not exist any prohibition at Law, including a cease trade order, injunction or other prohibition or order at Law or under applicable legislation, against Hecla or Aurizon which shall prevent the consummation of the Arrangement;
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(d)	the Hecla Shares to be issued in the United States pursuant to the Arrangement shall be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) of the U.S. Securities Act; provided, however, that Aurizon shall not be entitled to rely on the provisions of this Section 6.1 (d) in failing to complete the transactions contemplated by this Agreement in the event that Aurizon fails to advise the Court prior to the hearing in respect of the Final Order, as required by the terms of the foregoing exemptions, that Hecla will rely on the foregoing exemptions based on the Court’s approval of the transaction;

(e)	the distribution of the Hecla Shares pursuant to the Arrangement shall be exempt from the prospectus and registration requirements of applicable Canadian securities laws either by virtue of exemptive relief from the securities regulatory authorities of each of the provinces of Canada or by virtue of applicable exemptions under Canadian Securities Laws and shall not be subject to resale restrictions under applicable Canadian Securities Laws; and
(f)	this Agreement shall not have been terminated in accordance with its terms.
6.2	Additional Conditions Precedent to the Obligations of Hecla

The obligations of Hecla to complete the transactions contemplated by this Agreement shall also be subject to the fulfillment of each of the following conditions precedent (each of which is for the exclusive benefit of Hecla and may be waived by Hecla):

(a)	no person or group of persons acting jointly and in concert shall have acquired ownership of, or control or direction over Aurizon Shares which represent 33⅓% or more of the issued and outstanding Aurizon Shares;
(b)	Hecla shall have received from Aurizon’s Quebec legal counsel opinions on customary terms as to Aurizon’s title to the Casa Berardi Gold Mine satisfactory to Hecla, acting reasonably;
(c)	all covenants of Aurizon under this Agreement to be performed on or before the Effective Time which have not been waived by Hecla shall have been duly performed by Aurizon in all material respects, and Hecla shall have received a certificate of Aurizon addressed to Hecla and dated the Effective Time, signed on behalf of Aurizon by two senior executive officers of Aurizon (on Aurizon’s behalf and without personal liability), confirming the same as at the Effective Date;
(d)	all representations and warranties of Aurizon set forth in this Agreement shall be true and correct in all material respects, without regard to any materiality or Material Adverse Effect qualifications contained in them as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where any failure or failures of all such representations and warranties (other than those contained in Sections 3.1(c), 3.1(e), 3.1(g), 3.1(s), 3.1(y), 3.1(z) and 3.1(bb)) to be so true and correct in all respects would not reasonably be expected to have a Material Adverse Effect on Aurizon (it being a separate condition that the representations and warranties of Aurizon made in Sections 3.1(c), 3.1(e), 3.1(g), 3.1(s), 3.1(y), 3.1(z) and 3.1(bb)) must be accurate in all respects when made and, except as contemplated by this Agreement, on and as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date)); and Hecla shall have received a certificate of Aurizon addressed to Hecla and dated the Effective Time, signed on behalf of Aurizon by two senior executive officers of Aurizon (on Aurizon’s behalf and without personal liability), confirming the same as at the Effective Date;
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(e)	no Governmental Entity shall have taken any action that could impose or could lead to the imposition of any restriction on the ability of Hecla to derive the full value and benefit of the indirect ownership of Aurizon’s assets;
(f)	the Key Third Party Consents shall have been obtained;
(g)	the Key Regulatory Approvals shall have been obtained;
(h)	the Aurizon Board shall not have made a Change in Recommendation;
(i)	there shall not have occurred a Material Adverse Effect with respect to Aurizon;
(j)	holders of no more than 21% of the issued and outstanding Aurizon Shares shall have exercised Dissent Rights; and
(k)	the Pre-Acquisition Reorganization, if any, shall have been completed in a manner satisfactory to Hecla.

6.3                                      Additional Conditions Precedent to the Obligations of Aurizon

The obligations of Aurizon to complete the transactions contemplated by this Agreement shall also be subject to the following conditions precedent (each of which is for the exclusive benefit of Aurizon and may be waived by Aurizon):

(a)	all covenants of Hecla under this Agreement to be performed on or before the Effective Time shall have been duly performed by Hecla in all material respects, and Aurizon shall have received a certificate of Hecla, addressed to Aurizon and dated the Effective Time, signed on behalf of Hecla by two of its senior executive officers (on Hecla’s behalf and without personal liability), confirming the same as of the Effective Date;
(b)	all representations and warranties of Hecla set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Material Adverse Effect qualifications contained in them as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties (other than those contained in Section 4.1(a) , 4.1(b) and 4.1(d) to be so true and correct in all respects would not reasonably be expected to have a Material Adverse Effect on Aurizon or Hecla (it being a separate condition that the representations and warranties of Hecla made in Section 4.1(a) , 4.1(b) and 4.1(d) must be accurate in all respects when made and, except as contemplated by this Agreement, on and as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date)); and Aurizon shall have received a certificate of Hecla, addressed to Aurizon and dated the Effective Time, signed on behalf of each of Hecla by two senior executive officers of each of Hecla (on Hecla’s behalf and without personal liability), confirming the same as at the Effective Date;
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(c)	Hecla shall have delivered evidence satisfactory to Aurizon of the approval of the listing and posting for trading on the NYSE of Hecla Shares comprising the Share Consideration, subject only to satisfaction of the standard listing conditions, including notice of issuance.

6.4                                      Satisfaction of Conditions

The conditions precedent set out in Section 6.1 , Section 6.2 and Section 6.3 shall be conclusively deemed to have been satisfied, waived or released at the Effective Time.

Article 7
ADDITIONAL AGREEMENTS

7.1                                      Notice and Cure Provisions

7.1.1                                Each Party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement and the Effective Time of any event or state of facts which occurrence or failure would, or would be likely to:

(a)	cause any of the representations or warranties of any Party contained herein to be untrue or inaccurate in any material respect on the date hereof or at the Effective Time; or
(b)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any Party hereunder prior to the Effective Time.

7.1.2                                Hecla may not exercise its rights to terminate this Agreement pursuant to Section 8.2.1(c)(ii) and Aurizon may not exercise its right to terminate this Agreement pursuant to Section 8.2.1(d)(ii) unless the Party intending to rely thereon has delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfilment or the applicable condition or termination right, as the case may be. If any such notice is delivered, provided that a Party is proceeding diligently to cure such matter and such matter is capable of being cured, no Party may terminate this Agreement until the expiration of a period of ten business days from such notice, and then only if such matter has not been cured by such date. If such notice has been delivered prior to the making of the application for the Final Order, such application and such filing shall be postponed until the expiry of such period, provided that such period does not extend beyond the Outside Date. For greater certainty, in the event that such matter is cured within the time period referred to herein without a Material Adverse Effect, this Agreement may not be terminated as a result of the cured breach.

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7.2                                      Non-Solicitation

7.2.1                                Aurizon shall not, directly or indirectly, through any officer, director, employee, representative (including any financial or other advisor) or agent of Aurizon (collectively, the “Representatives”): (i) solicit, assist, initiate, facilitate, encourage and otherwise facilitate (including by way of furnishing or providing access to any non-public information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries, proposals or offers that constitutes or could reasonably be expected to constitute or lead to an Acquisition Proposal; (ii) participate in any discussions or negotiations with any person (other than Hecla or any of its affiliates) that constitutes or could reasonably be expected to constitute or lead to an Acquisition Proposal, provided, however, that Aurizon may respond to a bona fide request for information that did not result from a breach of this Section 7.2 that would reasonably be expected to lead to an Acquisition Proposal by advising that no information can be provided unless a bona fide Acquisition Proposal is made and then only in compliance with this Section 7.2 ; (iii) approve, accept, endorse or recommend, remain neutral with respect to or propose publicly to accept, approve, endorse or recommend, or remain neutral with respect to, any Acquisition Proposal; (iv) accept or enter into or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, understanding, undertaking or arrangement or other contract in respect of an Acquisition Proposal; or (v) make a Change in Recommendation.

7.2.2                                Except as otherwise provided in this Section 7.2 , Aurizon shall, and shall cause its Representatives to immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any persons conducted heretofore by Aurizon, or any Representatives with respect to any Acquisition Proposal, and, in connection therewith, Aurizon will discontinue access to any of its confidential information and not establish or allow access to any of its confidential information, or any data room, virtual or otherwise and shall as soon as possible request, to the extent that it is entitled to do so (and exercise all rights it has to require) the return or destruction of all confidential information previously provided to any such person or any other person and will request (and exercise all rights it has to require) the destruction of all material including or incorporating or otherwise reflecting any material confidential information. Aurizon agrees that, except as permitted by Section 7.2.3 , it shall not terminate, waive, amend or modify any provision of any existing confidentiality agreement relating to an Acquisition Proposal or any standstill agreement to which it is a party (it being acknowledged and agreed that: (i) the automatic termination of the standstill provisions of any such agreement as the result of the entering into this Agreement by Aurizon, pursuant to the express terms of any such agreement, shall not be a violation of this Section 7.2.2 ), (ii) Hecla is hereby released and discharged from its obligations under Sections 2, 3 and 10 of the Confidentiality Agreement in respect of this Agreement; and (iii) Aurizon undertakes to enforce all standstill, use, non-disclosure, non-disturbance, non-solicitation and similar covenants that it has entered into prior to the date hereof with any person other than Hecla.

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7.2.3                                Notwithstanding Sections 7.2.1 and 7.2.2, if at any time following the date of this Agreement and prior to obtaining the Aurizon Securityholder Approval of the Arrangement Resolution at the Aurizon Meeting, Aurizon receives a bona fide written Acquisition Proposal that: (a) did not result from a breach of Section 7.2; and (b) the Aurizon Board determines in good faith after consultation with its outside legal counsel and financial advisors is, or is likely to lead to a Superior Proposal, then Aurizon may, in response to a request made by the party making such Acquisition Proposal and provided Aurizon is in compliance with this Section 7.2:

(a)	furnish information with respect to Aurizon to the person making such Acquisition Proposal; and/or
(b)	enter into, participate, facilitate and maintain discussions or negotiations with, and otherwise cooperate with or assist, the person making such Acquisition Proposal,

provided that Aurizon shall not, and shall not allow its Representatives to, disclose any non-public information with respect to Aurizon to such person (i) if such non public information has not been previously provided to, or is not concurrently provided to, Hecla; and (ii) without entering into a confidentiality and standstill agreement with such person containing terms that are no less favourable, in the aggregate, to Aurizon and are no more favourable to such person than those found in the Confidentiality Agreement including a “standstill” provision which restricts such person from making or announcing its intention to make an Acquisition Proposal to Aurizon or the Aurizon Shareholders without the consent of the Aurizon Board, provided, however, that such confidentiality agreement shall not restrict or prohibit Aurizon from disclosing to Hecla any details concerning such Acquisition Proposal or any Superior Proposal made by such person.

7.2.4                                Aurizon shall promptly notify Hecla, at first orally and then in writing within 24 hours of receipt of an Acquisition Proposal by it or the Aurizon Shareholders, of the material terms and conditions thereof, and the identity of the person or persons making the Acquisition Proposal, and shall include copies of any such proposal, inquiry, offer or request, a copy of any agreement entered into in accordance with Section 7.2.3 hereof and a copy of any other agreements which relate to the Acquisition Proposal to which Aurizon has access (for example, voting agreements with shareholders of Aurizon or agreements to provide financing, financial support or other assistance to the person making such Acquisition Proposal), and any amendments to any of the foregoing. Aurizon shall thereafter also provide such other details of such proposal, inquiry, offer or request, or any amendment to any of the foregoing, as Hecla may reasonably request. Aurizon shall keep Hecla fully informed as to the status, including any changes to the material terms, of such proposal, inquiry, offer or request, or any amendment to any of the foregoing, and shall respond promptly to all inquiries from Hecla with respect thereto.

7.2.5                               The Aurizon Board shall promptly review and assess each Acquisition Proposal following receipt or announcement thereof (whether such Acquisition Proposal is received by Aurizon or is made to the Aurizon Shareholders directly) to determine whether such Acquisition Proposal is or is likely to lead to a Superior Proposal and shall advise Hecla in writing and issue a press release relating thereto within three business days of receiving such Acquisition Proposal.

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7.3                                      Right to Match

7.3.1                                Aurizon covenants that it will not accept, approve, endorse, recommend or enter into any agreement, understanding or arrangement in respect of a Superior Proposal (other than a confidentiality and standstill agreement permitted by Section 7.2.3) unless:

(a)	Aurizon has complied with its obligations under Section 7.2 including providing to Hecla a copy of any agreement to implement the Superior Proposal and any supporting documents, including the terms of any proposal to provide financing for such Superior Proposal;

(b)	the person making the Superior Proposal was not restricted from making such Superior Proposal pursuant to an existing confidentiality, standstill, non-disclosure, use, business purpose or similar restriction in favour of Aurizon;
(c)	Aurizon has delivered a written notice to Hecla of its determination that such Acquisition Proposal is a Superior Proposal and that it intends to accept, endorse, approve, recommend or enter into an agreement with respect to such Superior Proposal together with a written notice from the Aurizon Board setting out the value and financial terms that the Aurizon Board has determined should be ascribed to any non-cash consideration offered under such Superior Proposal and the basis for such determination in reasonable detail;
(d)	a period (the “Response Period”) of five business days has elapsed from the date that is the later of (i) the date on which Hecla receives written notice from the Aurizon Board that the Aurizon Board has determined, subject only to compliance with this Section 7.3 , to accept, approve, endorse, recommend or enter into a binding agreement to proceed with such Superior Proposal; and (ii) the date Hecla receives a copy of the Superior Proposal and all related documentation described in Section 7.2.4;

(e)	during any Response Period, Hecla has had the opportunity (but not the obligation) to offer to amend this Agreement and the Arrangement in order for such Acquisition Proposal to cease to be a Superior Proposal;
(f)	if Hecla has offered to amend this Agreement and the Arrangement under Section 7.3.1(e) , the Aurizon Board (i) has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal continues to constitute a Superior Proposal (compared to the terms of the Arrangement as proposed to be amended by Hecla under Section 7.3.1(e) ); and (ii) has determined in good faith, after consultation with its outside legal counsel, that it is necessary for the Aurizon Board to enter into a definitive agreement with respect to such Superior Proposal in order to properly discharge its fiduciary duties; and

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(g)	prior to entering into any definitive agreement with respect to a Superior Proposal, Aurizon terminates this Agreement and pays the Termination Fee pursuant to Section 7.4

.

7.3.2                                During the Response Period, or such longer period as Aurizon may approve in writing for such purpose: (a) the Aurizon Board shall review any offer made by Hecla under Section 7.3.1 to amend the terms of this Agreement and the Arrangement in good faith after consultation with outside legal and financial advisors, in order to determine whether such proposal would, upon acceptance, result in the Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal; and (b) Aurizon shall negotiate in good faith with Hecla to make such amendments to the terms of this Agreement and the Arrangement as would enable Hecla to proceed with the transactions contemplated by this Agreement on such amended terms. If the Aurizon Board determines that such Acquisition Proposal would cease to be a Superior Proposal, Aurizon shall promptly so advise Hecla and the Parties shall amend this Agreement to reflect such offer made by Hecla, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.

7.3.3                                Nothing contained in this Article 7 shall limit in any way Aurizon’s obligation to call and hold the Aurizon Meeting.

7.3.4                                Where at any time before the Aurizon Meeting, Aurizon has provided Hecla with a notice under Section 7.2.4 , or an Acquisition Proposal has been publicly disclosed or announced and in either case the Response Period has not elapsed, then, subject to applicable Laws, at Hecla’s request, Aurizon will postpone or adjourn the Aurizon Meeting to a date acceptable to Hecla, acting reasonably.

7.3.5                                Each successive amendment to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Aurizon Securityholders shall constitute a new Acquisition Proposal for the purposes of this Section 7.3 and Hecla shall be afforded a new Response Period and the rights afforded in this Section 7.3 in respect of each such Acquisition Proposal.

7.4                                      Expenses Reimbursement and Termination Fees

7.4.1                                In the event that this Agreement is terminated by Hecla pursuant to Section 8.2 hereof in circumstances which do not give rise to an obligation of Aurizon to pay a Termination Fee, then Aurizon shall reimburse Hecla for all fees, costs and expenses incurred by Hecla in connection with this Agreement and the Plan of Arrangement up to a maximum of $8,000,000.

7.4.2                                If a Termination Fee Event occurs, Aurizon shall pay Hecla (by wire transfer of immediately available funds) the Termination Fee in accordance with Section 7.4.5

.

7.4.3                                For the purposes of this Agreement, “Termination Fee” means $27,200,000.

7.4.4                                For the purposes of this Agreement, “Termination Fee Event” means the termination of this                         Agreement:

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(a)	by Hecla pursuant to Section 8.2.1(c)(i) , Section 8.2.1(c)(iii) , Section 8.2.1(c)(iv) or Section 8.2.1(c)(v);

(b)	by Aurizon pursuant to Section 8.2.1(d)(i)

(c)	by either Party pursuant to Section 8.2.1(b)(i) or Section 8.2.1(b)(ii) or by Hecla pursuant to Section 8.2.1(c)(ii) , but only if an Acquisition Proposal is publicly announced prior to the termination of this Agreement and within twelve months following the date of such termination:

(i)	an Acquisition Proposal is consummated by Aurizon; or
(ii)	Aurizon and/or one or more of its subsidiaries enters into a definitive agreement in respect of, or the Aurizon Board approves or recommends, an Acquisition Proposal which is subsequently consummated at any time thereafter; provided that, for the purposes of this Section 7.4.4 (c) , (A) all references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”; and (B) the unsolicited take-over bid commenced by Alamos Gold Inc. on January 14, 2013 shall not constitute an “Acquisition Proposal” unless the terms of such take-over bid are amended to increase the consideration payable to Aurizon Shareholders thereunder; or

(d)	by either Party pursuant to Section 8.2.1(b)(i) or Section 8.2.1(b)(ii) or by Hecla pursuant to Section 8.2.1(c)(ii) , but only if within twelve months following the date of such termination:

(i)	an Acquisition Proposal is consummated by Alamos Gold Inc. or any person acting jointly or in concert with Alamos Gold Inc.; or
(ii)	Aurizon and/or one or more of its subsidiaries enters into a definitive agreement in respect of, or the Aurizon Board approves or recommends, an Acquisition Proposal with Alamos Gold Inc. or any person acting jointly or in concert with Alamos Gold Inc. which is subsequently consummated at any time thereafter.

7.4.5                                If a Termination Fee Event occurs due to a termination of this Agreement by Aurizon pursuant to Section 8.2.1(d)(i) , or by Hecla pursuant to Section 8.2.1(c)(i) , Section 8.2.1(c)(iv) or Section 8.2.1(c)(v) , the Termination Fee shall be payable simultaneously with the occurrence of such Termination Fee Event. If a Termination Fee Event occurs due to a termination of this Agreement by Hecla pursuant to Section 8.2.1(c)(iii) , the Termination Fee shall be payable within two business days following such Termination Fee Event. If a Termination Fee Event occurs in the circumstances set out in Section 7.4.4(c) , the Termination Fee shall be payable within two business days following the closing of the applicable transaction referred to therein. If a Termination Fee becomes payable pursuant to Section 7.4.4(c) hereof and Aurizon has previously reimbursed Hecla in respect of its expenses pursuant to Section 7.4.1 , the amount of the Termination Fee shall be reduced by the amount actually paid by Aurizon to Hecla pursuant to Section 7.4.1 hereof.

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7.4.6                                Each of the Parties acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated in this Agreement and that, without those agreements, the Parties would not enter into this Agreement. Each Party acknowledges that all of the payment amounts set out in this Section 7.4 are payments of liquidated damages which are a genuine pre-estimate of the damages which the Party entitled to such damages will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and are not penalties. Aurizon irrevocably waives any right it may have to raise as a defense that any such liquidated damages are excessive or punitive. For greater certainty, each Party agrees that, upon any termination of this Agreement under circumstances where Hecla is entitled to the Termination Fee and such Termination Fee is paid in full, Hecla shall be precluded from any other remedy against Aurizon at law or in equity or otherwise (including, without limitation, an order for specific performance), and shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Aurizon in connection with this Agreement or the transactions contemplated hereby. In no event shall Aurizon be required to pay under 7.4.1, on the one hand, and Section 7.4.2, on the other hand, in the aggregate, an amount in excess of the Termination Fee.

7.4.7                               Nothing in this Section 7.4 shall relieve or have the effect of relieving any Party in any way from liability for damages incurred or suffered by a Party as a result of an intentional or wilful breach of this Agreement, provided that no party shall seek or obtain, or be obligated to pay, punitive or exemplary damages relating to this Agreement or the transactions contemplated hereby, whether arising in tort or at law or equity.

7.4.8                                Nothing in this Section 7.4 shall preclude a Party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or the Confidentiality Agreement or otherwise to obtain specific performance of any such covenants or agreements, without the necessity of posting bond or security in connection therewith.

7.5                                      Access to Information; Confidentiality

From the date hereof until the earlier of the Effective Time and the termination of this Agreement, subject to compliance with applicable Law and the terms of any existing Contracts, Aurizon shall, and shall cause its officers, directors, employees, independent auditors, accounting advisers and agents to, afford to Hecla and to the officers, employees, agents and representatives of Hecla such access as Hecla may reasonably require at all reasonable times, including for the purpose of facilitating integration business planning, to their officers, employees, agents, properties, books, records and Contracts, and shall furnish Hecla with all data and information as Hecla may reasonably request. Hecla and Aurizon acknowledge and agree that information furnished pursuant to this Section 7.5 shall be subject to the terms and conditions of the Confidentiality Agreement.

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7.6                                      Insurance and Indemnification

7.6.1                                Hecla will, or will cause Aurizon to, maintain in effect without any reduction in scope or coverage for six years from the Effective Date customary policies of directors’ and officers’ liability insurance providing protection no less favourable to the protection provided by the policies maintained by Aurizon which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date, provided, however, that prior to the Effective Date, Aurizon may, in the alternative, purchase customary run off directors’ and officers’ liability insurance for a period of up to six years from the Effective Date with the prior written consent of Hecla, such consent not to be unreasonably withheld, conditioned or delayed.

7.6.2                                Hecla agrees that following the Effective Date it shall cause Aurizon to honour all rights to indemnification or exculpation now existing in favour of present and former officers and directors of Aurizon to the extent that such rights are fully disclosed in Schedule 7.6.2 of the Disclosure Letter and acknowledges that such rights, to the extent that they are disclosed in Schedule 7.6.2 of the Disclosure Letter, shall survive the completion of the Plan of Arrangement and shall continue in full force and effect.

7.6.3                                The provisions of this Section 7.6 are intended for the benefit of, and shall be enforceable by, each insured or indemnified person, his or her heirs and his or her legal representatives and, for such purpose, Aurizon hereby confirms that it is acting as agent and trustee on their behalf.

Article 8
TERM, TERMINATION, AMENDMENT AND WAIVER

8.1                                      Term

This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

8.2                                      Termination

8.2.1                                This Agreement, other than Section 7.4

hereof, may be terminated and the Arrangement may be abandoned at any time prior to the Effective Time:

(a)	by mutual written agreement of Aurizon and Hecla ; or
(b)	by either Aurizon or Hecla, if:
(i)	the Effective Time shall not have occurred on or before the Outside Date, except that the right to terminate this Agreement under this Section 8.2.1(b)(i) shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by such Outside Date;

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(ii)	the Aurizon Securityholder Approval is not obtained at the Aurizon Meeting in accordance with the Interim Order provided that a Party may not terminate this Agreement pursuant to this Section 8.2.1(b)(ii) if the failure to obtain the Aurizon Securityholder Approval has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement; or

(iii)	after the date of this Agreement, any Law is enacted, made, enforced or amended, as applicable, that makes the consummation of the Arrangement illegal or otherwise permanently prohibits or enjoins Aurizon or Hecla from consummating the Arrangement, and such Law has, if applicable, become final and non-appealable;
(c)	by Hecla, if:
(i)	the Aurizon Board fails to recommend or withdraws, amends, modifies or qualifies, in a manner adverse to Hecla, or fails to reaffirm its recommendation of the Arrangement within three business days (and in any case prior to the Aurizon Meeting) after having been requested in writing by Hecla to do so (it being understood that the taking of a neutral position or no position with respect to an Acquisition Proposal beyond a period of three business days or beyond the date which is the day prior to the date proxies in respect of the Aurizon Meeting must be deposited shall be considered an adverse modification) (a “Change in Recommendation”); or
(ii)	subject to Section 7.1 .2, a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Aurizon set forth in this Agreement (other than as set forth in Section 7.2 ) shall have occurred that would cause the conditions set forth in Section 6.1 or Section 6.2 not to be satisfied; and such conditions are incapable of being satisfied by the earlier of the expiry of any applicable cure period or Outside Date; provided that Hecla is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 6.1 or Section 6.3 not to be satisfied; or

(iii)	Aurizon is in breach or in default of any of its obligations or covenants set forth in Section 7.2;

(iv)	the Aurizon Board authorizes Aurizon to enter into a binding written agreement relating to a Superior Proposal; or
(v)	any person or group of persons acting jointly and in concert acquires ownership of, or control or direction over, Aurizon Shares which represent 33⅓% or more of the issued and outstanding Aurizon Shares.
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(d)	by Aurizon, if:
(i)	the Aurizon Board authorizes Aurizon, subject to complying with the terms of this Agreement, to enter into a legally binding agreement with respect to a Superior Proposal; provided that concurrently with such termination, Aurizon pays the Termination Fee payable pursuant to Section 7.4

; or

(ii)	subject to Section 7.1 .2, a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Hecla set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 6.1 or Section 6.3 not to be satisfied, and such conditions are incapable of being satisfied by the earlier of the expiry of any applicable cure period or the Outside Date; provided that Aurizon is not then in breach of this Agreement so as to cause any of the or Section 6.2 not to be satisfied.

8.2.2                                The Party desiring to terminate this Agreement pursuant to this Section 8.2 (other than pursuant to Section 8.2.1(a) ) shall give notice of such termination to the other Parties.

8.2.3                                If this Agreement is terminated pursuant to this Section 8.2 , this Agreement shall become void and of no effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party hereto, except as otherwise expressly contemplated hereby, and provided that the provisions of this Section 8.2.3 and Sections 7.4 , and 9.3 and the provisions of the Confidentiality Agreement (including any standstill provisions contained therein) shall survive any termination hereof pursuant to Section 8.2.1 , provided further that neither the termination of this Agreement nor anything contained in this Section 8.2 shall relieve a Party from any liability arising prior to such termination.

8.3                                      Amendment

This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Aurizon Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, and any such amendment may, subject to the Interim Order and the Final Order and applicable Law, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;
(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;
(c)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and/or
(d)	waive compliance with or modify any mutual conditions precedent herein contained.
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8.4                                      Waiver

Any Party may (i) extend the time for the performance of any of the obligations or acts of the other Party, (ii) waive compliance, except as provided herein, with any of the other Party’s agreements or the fulfilment of any conditions to its own obligations contained herein, or (iii) waive inaccuracies in any of the other Party’s representations or warranties contained herein or in any document delivered by the other Party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived; and provided further that, for the purposes of this Section 8.4 , Acquireco and Hecla shall be deemed to constitute one and the same Party.

Article 9
GENERAL PROVISIONS

9.1                                      Privacy

Each Party shall comply with applicable privacy Laws in the course of collecting, using and disclosing personal information about an identifiable individual (the “Transaction Personal Information”). Hecla and Acquireco shall not disclose Transaction Personal Information to any person other than to their advisors who are evaluating and advising on the transactions contemplated by this Agreement. If Hecla and Acquireco complete the transactions contemplated by this Agreement, Hecla and Acquireco shall not, following the Effective Date, without the consent of the individuals to whom such Transaction Personal Information relates or as permitted or required by applicable Law, use or disclose Transaction Personal Information:

(a)                for purposes other than those for which such Transaction Personal Information was collected by Aurizon prior to the Effective Date; and

(b)               which does not relate directly to the carrying on of Aurizon’s business or to the carrying out of the purposes for which the transactions contemplated by this Agreement were implemented.

Hecla and Acquireco shall protect and safeguard the Transaction Personal Information against unauthorized collection, use or disclosure. Hecla and Acquireco shall cause its advisors to observe the terms of this Section and to protect and safeguard Transaction Personal Information in their possession. If this Agreement shall be terminated, Hecla and Acquireco shall promptly deliver to Aurizon all Transaction Personal Information in its possession or in the possession of any of its advisors, including all copies, reproductions, summaries or extracts thereof.

9.2                                      Notices

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile, as of the date confirmation of receipt is received by the sender if sent by email or as of the following business day if sent by prepaid overnight courier, to the Parties at the following addresses (or at such other addresses as shall be specified by any Party by notice to the other given in accordance with these provisions):

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(a)	if to Hecla:

Hecla Mining Company

6500 N. Mineral Drive, Suite 200

Coeur D’Alene Idaho

83815

Attention:	David Sienko

Facsimile: 208.209.1278

Email: DSienko@hecla-mining.com

with a copy (which shall not constitute notice) to:

K&L Gates LLP

70 W. Madison St., Ste. 3100

Chicago, Illinois 60602-4207

Attention:	Donald Bingle

Facsimile: 312.827.8047

Email: donald.bingle@klgates.com

And a copy to (which shall not constitute notice) to:

Cassels Brock & Blackwell LLP
Suite 2200, HSBC Building
885 West Georgia Street
Vancouver, BC
V6C 3E8

Attention:               Gordon Chambers and Jeffrey Roy

Facsimile:               (778) 776-1764/(416) 640-3164

Email:	gchambers@casselsbrock.com; and jroy@casselsbrock.com
(b)	if to Aurizon:

Aurizon Mines Ltd.

Suite 1120, Cathedral Place

925 West Georgia Street

Vancouver, British Columbia

V6C 3L2

Attention:	George Paspalas

Facsimile:               (604) 687-3932

Email:                    George.Paspalas@aurizon.com

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with a copy (which shall not constitute notice) to:

DuMoulin Black LLP

Attention:	Corey M. Dean/Jason T. Sutherland

Facsimile:               (604) 687-8772

Email:	cdean@dumoulinblack.com and jsutherland@dumoulinblack.com

9.3                                      Governing Law

This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the Province of British Columbia and the federal laws of Canada applicable therein, without giving effect to the principles of conflict of laws thereof. The Parties hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the Court of the Province of British Columbia for any actions, suits or proceedings arising out of or relating to this Agreement or the matters contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts) and further agree that service of any process, summons, notice or document by registered mail to the addresses of the Parties set forth in this Agreement shall be effective service of process for any action, suit or proceeding brought against any Party to such Court. The Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated hereby in the Courts of the Province of British Columbia and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such Court that any such action, suit or proceeding so brought has been brought in an inconvenient forum.

9.4                                      Injunctive Relief

Subject to Section 7.4, the Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions and other equitable relief to prevent breaches of this Agreement, any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being waived. Such remedy will not be the exclusive remedy for a breach or threatened breach of this Agreement, but will be in addition to all other remedies available at law or equity to each of the Parties.

9.5                                      Time of Essence

Time shall be of the essence in this Agreement.

9.6                                      Entire Agreement, Binding Effect and Assignment

Hecla may assign all or any part of its rights under this Agreement to, and its obligations under this Agreement may be assumed by, a direct or indirect subsidiary of Hecla, provided that if such assignment and/or assumption takes place, Hecla shall continue to be liable jointly and severally with such subsidiary for all of its obligations hereunder. This Agreement shall be binding on and shall enure to the benefit of the Parties and their respective successors and permitted assigns.

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This Agreement (including the exhibits and schedules hereto and the Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof and, except as expressly provided herein, this Agreement is not intended to and shall not confer upon any person other than the Parties any rights or remedies hereunder. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either of the Parties without the prior written consent of the other Party.

9.7                                      Further Assurances

Subject to the provisions of this Agreement, the Parties will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other Parties may, either before or after the Effective Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement and, in the event the Arrangement becomes effective, to document or evidence any of the transactions or events set out in the Plan of Arrangement.

9.8                                      Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

9.9                                      Counterparts, Execution

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement (including, without limitation, PDF), and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

IN WITNESS WHEREOF Hecla and Aurizon have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

-Signature Page Follows-

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HECLA MINING COMPANY
By:	“James A. Sabala”
Name: Authorized Signatory

0963708 B.C. Ltd.
By:	“Dean W. A. McDonald”
Name: Authorized Signatory

AURIZON MINES LTD.
By:	“George Paspalas”
Name: Authorized Signatory

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Schedule A
TO THE ARRANGEMENT AGREEMENT

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PLAN OF ARRANGEMENT
UNDER SECTION 288 OF THE
BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE ONE
DEFINITIONS AND INTERPRETATION

Section 1.01 *Definitions*

In this Plan of Arrangement, unless the context otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the meanings ascribed to them below:

(a) "**Acquireco**" means 0963708 B.C. Ltd., a wholly-owned subsidiary of Hecla;

(b) "**Amalco**" shall have the meaning ascribed to such term in Section 3.01(m) hereof ;

(d) "**Arrangement Agreement**" means the arrangement agreement dated as of March 3, 2013 among Hecla, Acquireco and Aurizon, together with the disclosure letter delivered by Aurizon in connection with the Arrangement Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

(f) "**Aurizon**" means Aurizon Mines Ltd., a company existing under the BCBCA;

(g) "**Aurizon Common Shares**" means the issued and outstanding common shares of Aurizon;

(i) "**Aurizon DSU Holder**" means holders of DSUs;

(j) "**Aurizon Optionholders**" means holders of Aurizon Options;

(k) "**Aurizon Options**" means options to purchase Aurizon Common Shares issued pursuant to the Aurizon Option Plans;

(m) "**Aurizon RSU Holder**" means holders of RSUs;

(o) "**Aurizon Shareholders**" means the holders of Aurizon Common Shares;

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(p) "**BCBCA**" means the *Business Corporations Act* (British Columbia) and the regulations made thereunder, as promulgated or amended from time to time;

(s) "**Court**" means the Supreme Court of British Columbia;

(t) "**CRA**" means the Canada Revenue Agency;

(u) "**Depositary**" means any trust company, bank or financial institution agreed to in writing between Hecla and Aurizon for the purpose of, among other things, exchanging certificates representing Aurizon Common Shares for certificates representing the Share Consideration in connection with the Arrangement and paying the Cash Consideration to Aurizon Securityholders, Aurizon DSU Holders and Aurizon RSU Holders;

(v) "**Dissent Rights**" shall have the meaning ascribed to such term in Section 4.01 hereof;

(w) "**Dissenting Shareholder**" means a registered Aurizon Shareholder who dissents in respect of the Arrangement in strict compliance with the Dissent Rights and who is ultimately entitled to be paid fair value for their Aurizon Common Shares;

(bb) "**Election Deadline**" means 4:30 pm (local time) at the place of deposit with the Depositary provided in the Letter of Transmittal on the Initial Election Date or the New Election Date, as applicable;

(dd) "**Former Aurizon Securityholders**" means the Aurizon Securityholders immediately prior to the Effective Time;

(ee) "**Hecla**" means Hecla Mining Company, a corporation incorporated under the laws of Delaware;

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(gg) "**Initial Election Date**" shall have the meaning ascribed to such term in Section 3.02(a);

(ii) "**Letter of Transmittal**" means the letter of transmittal and election form to be delivered by Aurizon to the Aurizon Securityholders, together with notice of the Election Deadline for purposes of making the election described in Section 3.01 hereof and providing for the delivery of Aurizon Common Shares to the Depositary;

(jj) "**Maximum Cash**" shall have the meaning ascribed to such term in subsection Section 3.01(h) hereof;

(kk) "**Maximum Shares**" shall have the meaning ascribed to such term in subsection Section 3.01(h) hereof;

(ll) "**New Election Date**" shall have the meaning ascribed to such term in Section 3.02(a) hereof;

(mm) "**Option Consideration**" means, in respect of a Aurizon Option, the number of Aurizon Common Shares obtained by dividing: (i) the amount, if any, by which: (A) the product obtained by multiplying the number of Aurizon Common Shares underlying such Aurizon Option by the Cash Consideration; exceeds: (B) the exercise price payable under such Aurizon Option to acquire Aurizon Common Shares; by (ii) the Cash Consideration;

(nn) "**Plan of Arrangement**" means this plan of arrangement and any amendments or variations hereto made in accordance with Section 8.3 of the Arrangement Agreement or this plan of arrangement or made at the direction of the Court;

(ss) "**U.S. Tax Code**" means the United States *Internal Revenue Code of 1986*, as amended.

In addition, words and phrases used herein and defined in the BCBCA and not otherwise defined herein shall have the same meaning herein as in the BCBCA unless the context otherwise requires.

Section 1.02 *Interpretation Not Affected by Headings*

The division of this Plan of Arrangement into articles, sections, paragraphs and subparagraphs and the insertion of headings herein are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. The terms "this Plan of Arrangement", "hereof", "herein", "hereto", "hereunder" and similar expressions refer to this Plan of

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Arrangement and not to any particular article, section or other portion hereof and include any instrument supplementary or ancillary hereto.

Section 1.03 *Number, Gender and Persons*

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular shall include the plural and *vice versa*, words importing the use of either gender shall include both genders and neuter and the word person and words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any governmental agency, political subdivision or instrumentality thereof) and any other entity or group of persons of any kind or nature whatsoever.

Section 1.04 *Date for any Action*

Section 1.05 *Statutory References*

Any reference in this Plan of Arrangement to a statute includes all regulations made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

Section 1.06 *Currency*

Unless otherwise stated, all references herein to amounts of money are expressed in lawful money of Canada.

Section 1.07 *Governing Law*

This Plan of Arrangement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of British Columbia and the laws of Canada applicable therein.

ARTICLE TWO
ARRANGEMENT AGREEMENT AND BINDING EFFECT

Section 2.01 *Arrangement Agreement*

This Plan of Arrangement is made pursuant to, and subject to the provisions of, the Arrangement Agreement.

Section 2.02 *Binding Effect*

As of and from the Effective Time, this Plan of Arrangement shall be binding upon:

(a) Hecla;

(b) Aurizon;

(c) Acquireco;

(d) the Dissenting Shareholders;

(e) the Aurizon Shareholders;

(f) the Aurizon Optionholders;

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(g) the Aurizon DSU Holders; and

(h) the Aurizon RSU Holders.

ARTICLE THREE
ARRANGEMENT

Section 3.01 *Arrangement*

At the Effective Time, the following shall occur and shall be deemed to occur sequentially in the following order without any further act or formality:

(a) notwithstanding any vesting or exercise provisions to which an Aurizon Option might otherwise be subject (whether by contract, the conditions of a grant, applicable law or the terms of the Aurizon Option Plans):

   (i) each Aurizon Option issued and outstanding at the time referred to in this Section 3.01(a) will, without any further action by or on behalf of any holder of such Aurizon Option, be deemed to be fully vested and transferred and disposed by the holder thereof to Aurizon (free and clear of all liens, claims and encumbrances) and cancelled in exchange for the Option Consideration;

   (ii) with respect to each Aurizon Option, the holder thereof will cease to be the holder of such Aurizon Option, will cease to have any rights as a holder in respect of such Aurizon Option or under the Aurizon Option Plans, such holder's name will be removed from the register of Aurizon Options, and all option agreements, grants and similar instruments relating thereto will be cancelled; and

   (iii) the Aurizon Option Plans will be terminated;

(b) All of the RSUs outstanding at the time referred to in this Section 3.01(b), and without any payment except as provided in this Plan of Arrangement and notwithstanding the terms of the RSU Plan, shall be cancelled without any act or formality by or on behalf of any Aurizon RSU Holder in exchange for a cash payment by Aurizon equal to the amount of the Cash Consideration per RSU, less any amounts withheld pursuant to Section 5.04 and the RSU Plan shall be cancelled;

(c) following the resignation by, or removal of, an Aurizon DSU Holder as a director of Aurizon, all of the DSUs outstanding at the time referred to in this Section 3.01(c), and without any payment except as provided in this Plan of Arrangement and notwithstanding the terms of the DSU Plan, shall be cancelled without any act or formality by or on behalf of any Aurizon DSU Holder in exchange for a cash payment by Aurizon equal to the amount of the Cash Consideration per DSU, less any amounts withheld pursuant to Section 5.04;

(d) each Aurizon Common Share held by a Dissenting Shareholder shall be deemed to be transferred by the holder thereof, without any further act or formality on its part, free and clear of all liens, claims and encumbrances, to Acquireco and Acquireco shall thereupon be obliged to pay the amount therefor determined and payable in accordance with Article 4 hereof, and the name of such holder shall be removed from the central securities register of Aurizon as a Aurizon Shareholder and Acquireco shall be recorded as the registered holder of, and shall be deemed to be the legal owner of, such Aurizon Common Shares;

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(e) Hecla shall subscribe for ● common shares of Acquireco for an aggregate subscription price equal to the fair market value of the Share Consideration to be delivered to the Former Aurizon Securityholders pursuant to Section 3.01(g) of this Plan of Arrangement, with such subscription price being satisfied by Hecla as described in Section 3.01(i) of this Plan of Arrangement;

(f) any Former Aurizon Securityholder who has not duly and validly completed a Letter of Transmittal by the Election Deadline shall be deemed to have elected to receive Share Consideration for his or her Aurizon Common Shares, including, without limitation, the Aurizon Common Shares issued in satisfaction of the Option Consideration;

(g) each issued Aurizon Common Share held by a Former Aurizon Securityholder (other than Hecla, any subsidiary of Hecla or a Dissenting Shareholder) including, without limitation, the Aurizon Common Shares issued in satisfaction of the Option Consideration shall be transferred to Acquireco (free and clear of any liens, charges and encumbrances of whatsoever nature) and each such Former Aurizon Securityholder shall be entitled to receive, in exchange therefor and subject to the following provisions of this Section 3.01 and Section 5.04 hereof consideration comprised of, in accordance with the election or deemed election as provided by Section Section 3.01(f) of such Former Aurizon Securityholder:

(i) Cash Consideration - $4.75 for each Aurizon Common Share held; or

(ii) Share Consideration - 0.9953 of a Hecla Share for each Aurizon Common Share held; or

(iii) any combination thereof;

(h) for greater certainty, with respect to any election pursuant to the foregoing, a Former Aurizon Securityholder may elect to receive a combination of the Cash Consideration and the Share Consideration in exchange for the aggregate number of Aurizon Common Shares in respect of which such election is made, provided however for calculation purposes only, each individual Aurizon Common Share may only be exchanged for either Cash Consideration or Share Consideration. The maximum aggregate amount of Cash Consideration to be paid to a Former Aurizon Securityholder is $513,631,193 (the "**Maximum Cash**"). The maximum aggregate number of Hecla Shares that may be elected by Former Aurizon Securityholders is 57,000,000 (the "**Maximum Shares**"). In the event that: (x) the aggregate amount of the Cash Consideration that would, but for this clause, be paid to Former Aurizon Securityholders exceeds the Maximum Cash, then the Cash Consideration to be paid to any Former Aurizon Securityholder who has elected or is deemed to have elected to receive Cash Consideration shall be determined by multiplying the total amount of Cash Consideration otherwise payable to such holder by a fraction, rounded to six decimal places, the numerator of which is the Maximum Cash and the denominator of which is the aggregate amount of Cash Consideration otherwise payable to all Former Aurizon Securityholders who have so elected (or are deemed to have elected), and such Former Aurizon Securityholder shall be deemed to have elected to receive Share Consideration for the remainder of their Aurizon Common Shares, for which they would otherwise have received Cash Consideration; or (y) the aggregate number of Hecla Shares that would, but for this clause, be issuable to Former Aurizon Securityholders exceeds the Maximum Shares then the number of Hecla Shares issuable to any Former Aurizon Securityholder shall, subject to rounding in accordance with Section 3.05, be determined by multiplying the total number of Hecla Shares otherwise

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issuable to such Former Aurizon Securityholder by a fraction, rounded to six decimal places, the numerator of which is the Maximum Shares and the denominator of which is the aggregate number of Hecla Shares otherwise issuable to all Former Aurizon Securityholders who have so elected (or are deemed to have so elected), and such Former Aurizon Securityholder shall be deemed to have elected to receive Cash Consideration for the remainder of their Aurizon Common Shares for which such Former Aurizon Securityholder would, but for this clause, have received Hecla Shares;

(i) at the time of the step contemplated in Section 3.01(g) of this Plan of Arrangement, Acquireco shall be deemed to have directed Hecla to deliver the Share Consideration to each Former Aurizon Securityholder on behalf of Acquireco in full satisfaction of Acquireco's obligation to deliver the Share Consideration to such Former Aurizon Securityholders pursuant to Section 3.01(g) of this Plan of Arrangement (which delivery by Hecla shall be in full satisfaction of the subscription price payable by Hecla for the ● common shares of Acquireco subscribed for by Hecla in Section 3.01(e) of this Plan of Arrangement), and Acquireco shall be deemed to have issued ● fully paid and assessable common shares of its capital stock to Hecla, and the amount added to the stated capital of the Acquireco common shares will be equal to the fair market value of the Share Consideration delivered by Hecla on behalf of Acquireco to the Former Aurizon Securityholders pursuant to Section 3.01(g) of this Plan of Arrangement;

(j) each Aurizon Common Share held by Hecla shall be transferred to Acquireco in consideration of the issue by Acquireco to Hecla of one common share of Acquireco for each Aurizon Common Share so transferred, and the amount added to the stated capital of the Acquireco common shares will be equal to the fair market value of the Aurizon Common Shares so transferred;

(k) the stated capital in respect of the Aurizon Common Shares shall be reduced to $1.00 without any repayment of capital in respect thereof;

(l) Aurizon will file an election with the Canada Revenue Agency, to be effective prior to the amalgamation described in Section 3.01(m) of this Plan of Arrangement, to cease to be a public corporation for the purposes of the Tax Act;

(m) Aurizon and Acquireco shall amalgamate to form one corporate entity ("**Amalco**") under Section 269 of the BCBCA;

(n) from and after the Effective Date, at the time of the step contemplated in Section 3.01(m) of this Plan of Arrangement:

  (i) Amalco will own and hold all property of Aurizon and Acquireco and, without limiting the provisions hereof, all rights of creditors or others will be unimpaired by such amalgamation, and all liabilities and obligations of Aurizon and Acquireco, whether arising by contract or otherwise, may be enforced against Amalco to the same extent as if such obligations had been incurred or contracted by it;

  (ii) Amalco will continue to be liable for all of the liabilities and obligations of Aurizon and Acquireco;

  (iii) all rights, contracts, permits and interests of Aurizon and Acquireco will continue as rights, contracts, permits and interests of Amalco as if Aurizon and Acquireco continued and, for greater certainty, the amalgamation will not constitute a

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transfer or assignment of the rights or obligations of either of Aurizon or Acquireco under any such rights, contracts, permits and interests;

(iv) any existing cause of action, claim or liability to prosecution will be unaffected;

(v) a civil, criminal or administrative action or proceeding pending by or against either Acquireco or Aurizon may be continued by or against Amalco;

(vi) a conviction against, or ruling, order or judgment in favour of or against either Aurizon or Acquireco may be enforced by or against Amalco;

(vii) Hecla shall receive on the amalgamation one Amalco common share in exchange for each Acquireco common share previously held and all of the issued and outstanding Aurizon Common Shares will be cancelled without any repayment of capital in respect thereof;

(viii) the name of Amalco shall be "●";

(ix) Amalco shall be authorized to issue an unlimited number of common shares without par value;

(x) the articles and notice of articles of Amalco shall be substantially in the form of Aurizon's articles and notice of articles;

(xi) the first annual general meeting of Amalco will be held within 18 months from the Effective Date;

(xii) the first directors of Amalco following the amalgamation shall be: ●; and

(xiii) the stated capital of the common shares of Amalco will be an amount equal to the paid-up capital, as that term is defined in the Tax Act, attributable to the common shares of Acquireco immediately prior to the amalgamation; and

(o) the exchanges and cancellations provided for in this Section 3.01 will be deemed to occur on the Effective Date, notwithstanding that certain of the procedures related thereto are not completed until after the Effective Date.

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Section 3.02 *Election*

(a) The initial election date (the "**Initial Election Date**") shall be ●, 2013, unless otherwise agreed in writing by Hecla and Aurizon. If, after the Letter of Transmittal has been mailed, Hecla and Aurizon determine that the Effective Date is not reasonably likely to occur by the tenth Business Day after the Initial Election Date, then the date by which Letters of Transmittal must be received shall be extended to a date (the "**New Election Date**") which the parties expect to be not more than ten Business Days before the Effective Date. In the event that the date by which Letters of Transmittal must be received is extended, Aurizon shall provide at least five days notice of the new Election Date (and shall provide such notice prior to the Initial Election Date if practicable) to Aurizon Securityholders by means of publication, at least once, in The Globe and Mail, national edition, or any other English language daily newspaper of general circulation in Canada. Any duly completed Letter of Transmittal deposited by the Election Deadline on the Initial Election Date shall not be required to be re-deposited if the date by which Letters of Transmittal must be received is extended pursuant hereto. The Initial Election Date, as extended and published pursuant to the terms hereof, shall be the Election Date.

(b) The Letter of Transmittal shall be sent not less than 15 days prior to the New Initial Election Date to each Aurizon Securityholder.

(c) Each person who, at or prior to the Election Deadline, is an Aurizon Securityholder will be entitled, with respect to all or a portion of their shares, to make an election at or prior to the Election Deadline to receive: (i) the Cash Consideration; (ii) the Share Consideration; or (iii) a combination thereof in each case in accordance with Section 3.01 hereof, including without limitation the prorationing provisions thereof.

Section 3.03 *Methods of Election*

The election contemplated by Section 3.01 shall be made as follows:

(a) each Former Aurizon Securityholder shall make such election by depositing with the Depositary by the Election Deadline an irrevocable Letter of Transmittal duly signed and completed in accordance with the provisions thereof, indicating such Former Aurizon Securityholder's election, together with the certificates representing such Former Aurizon Securityholder's Aurizon Common Shares, if applicable;

(b) any Letter of Transmittal once so deposited with the Depositary shall be irrevocable and may not be withdrawn by the Former Aurizon Securityholder;

(c) any Former Aurizon Securityholder who does not deposit with the Depositary a duly completed Letter of Transmittal together with the certificates representing such Former Aurizon Securityholder's Aurizon Common Shares, if applicable, prior to the Election Deadline or otherwise fails to fully comply with the requirements of Section 3.03(a) (including any Former Aurizon Securityholder who attempts to exercise but does not validly exercise Dissent Rights) shall be deemed to have elected to receive the Share Consideration for his or her Aurizon Common Shares, including, without limitation, the Aurizon Common Shares issued in satisfaction of the Option Consideration, in accordance with Section 3.01;

(d) any deposit of a Letter of Transmittal and accompanying certificates may be made at any of the addresses of the Depositary specified in the Letter of Transmittal; and

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(c) a Former Aurizon Securityholder who holds Aurizon Common Shares as a nominee, custodian, depositary, trustee or in any other representative capacity for beneficial owners of Aurizon Common Shares may submit multiple Letters of Transmittal.

Section 3.04 *Effective Time Procedures*

(a) Following the receipt of the Final Order and prior to the Effective Date, Hecla shall deliver or arrange to be delivered to the Depositary cash in an aggregate amount sufficient to pay the aggregate Cash Consideration payable to the Former Aurizon Securityholders, and certificates representing the Hecla Shares required to be issued to Former Aurizon Securityholders in accordance with the provisions of Section 3.01 hereof, which cash and certificates shall be held by the Depositary as agent and nominee for such Former Aurizon Securityholders for distribution to such Former Aurizon Securityholders in accordance with the provisions of Article 5 hereof.

(b) Following receipt of the Final Order and prior to the Effective Date, Aurizon shall deliver or cause to be delivered cash in an aggregate amount sufficient to pay the aggregate cash consideration payable to the Aurizon DSU Holders and the Aurizon RSU Holders.

(c) Subject to the provisions of Article 5 hereof, and upon return of a properly completed Letter of Transmittal by a registered Former Aurizon Securityholder, together with certificates representing Aurizon Common Shares if applicable and such other documents as the Depositary may require, Former Aurizon Securityholders shall be entitled to receive delivery of the Cash Consideration and/or certificates representing the Hecla Shares to which they are entitled pursuant to Section 3.01 hereof and the Aurizon DSU Holders and the Aurizon RSU Holders shall be entitled to receive delivery of the Cash Consideration to which they are entitled pursuant to Section 3.01 hereof.

Section 3.05 *No Fractional Shares*

(a) No fractional Hecla Shares shall be issued to Former Aurizon Securityholders. The number of Hecla Shares to be issued to Former Aurizon Securityholders shall be rounded up to the nearest whole Hecla Share in the event that a Former Aurizon Securityholder is entitled to a fractional share representing 0.5 or more of a Hecla Share and shall be rounded down to the nearest whole Hecla Share in the event that a Former Aurizon Securityholder is entitled to a fractional share representing less than 0.5 of a Hecla Share.

(b) The aggregate Cash Consideration payable to a Former Aurizon Securityholder, Aurizon DSU Holder or Aurizon RSU Holder shall be rounded up to the next whole five cent increment.

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ARTICLE FOUR
DISSENT RIGHTS

Section 4.01 *Dissent Rights*

Pursuant to the Interim Order, registered Aurizon Shareholders may exercise rights of dissent ("**Dissent Rights**") under Division 2 of Part 8 of the BCBCA, as modified by this Article 4, the Interim Order and the Final Order, with respect to Aurizon Common Shares in connection with the Arrangement, provided that the written notice of dissent to the Arrangement Resolution contemplated by Section 242 of the BCBCA must be sent to Aurizon by holders who wish to dissent at least two days before the Aurizon Meeting or any date to which the Aurizon Meeting may be postponed or adjourned and provided further that holders who exercise such rights of dissent and who:

(a) are ultimately entitled to be paid fair value for their Aurizon Common Shares which fair value shall be the fair value of such shares immediately before the passing by the Aurizon Securityholders of the Arrangement Resolution, shall be paid an amount in cash equal to such fair value by Acquireco; and

(b) are ultimately not entitled, for any reason, to be paid fair value for their Aurizon Common Shares shall be deemed to have participated in the Arrangement, as of the Effective Time, on the same basis as a non-dissenting Aurizon Shareholder and shall be entitled to receive only the Cash Consideration for such shares, but in no case shall Hecla, Aurizon, Acquireco or any other person be required to recognize Aurizon Shareholders who exercise Dissent Rights as Aurizon Shareholders after the time that is immediately prior to the Effective Time, and the names of such registered Aurizon Shareholders who exercise Dissent Rights shall be deleted from the central securities register as Aurizon Shareholders at the Effective Time and Hecla shall be recorded as the registered Aurizon Shareholder so transferred and shall be deemed to be the legal owner of such Aurizon Common Shares.

ARTICLE FIVE
DELIVERY OF CASH CONSIDERATION AND SHARE CONSIDERATION

Section 5.01 *Delivery of Cash Consideration and Share Consideration*

(a) On the Effective Date: (i) each Former Aurizon Securityholder (other than Dissenting Shareholders) who has validly elected in accordance with the provisions hereof shall, following completion of the transactions described in Section 3.01, be entitled to receive, and the Depositary shall deliver to such Former Aurizon Securityholder following the Effective Time, cash representing the Cash Consideration and certificates representing the Share Consideration that such Former Aurizon Securityholder is entitled to receive in accordance with Section 3.01 hereof; and (ii) each Aurizon DSU Holder and Aurizon RSU Holder shall, following completion of the transactions described in Section 3.01, be entitled to receive, and the Depositary shall deliver to such holder following the Effective Time, cash representing the Cash Consideration that such Aurizon DSU Holder or Aurizon RSU Holder is entitled to receive in accordance with Section 3.01 hereof.

(b) Upon surrender to the Depositary for cancellation of a certificate that immediately before the Effective Time represented one or more outstanding Aurizon Common Shares that were exchanged for Cash Consideration and/or Share Consideration in accordance with Section 3.01 hereof, together with such other documents and instruments as would have been required to effect the transfer of the Aurizon Common Shares formerly represented

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by such certificate under the terms of such certificate, the BCBCA or the articles of Aurizon and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder following the Effective Time, cash representing the Cash Consideration and certificates representing the Share Consideration that such holder is entitled to receive in accordance with Section 3.01 hereof.

(c) After the Effective Time and until surrendered for cancellation as contemplated by Section 5.01(b) hereof, each certificate that immediately prior to the Effective Time represented one or more Aurizon Common Shares following completion of the transactions described in Section 3.01, shall be deemed at all times to represent only the right to receive in exchange therefor Cash Consideration and/or certificates representing the Share Consideration that the holder of such certificate is entitled to receive in accordance with their election (or deemed election) and Section 3.01 hereof.

Section 5.02 *Lost Certificates*

In the event any certificate, that immediately prior to the Effective Time represented one or more outstanding Aurizon Common Shares that were exchanged for Cash Consideration and/or Share Consideration in accordance with Section 3.01 hereof, shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver in exchange for such lost, stolen or destroyed certificate, cash and/or, if so elected (or deemed elected), certificates representing Hecla Shares that such holder is entitled to receive in accordance with Section 3.01 hereof. When authorizing such delivery of a certificate representing Hecla Shares that such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the holder to whom certificates representing such Hecla Shares is to be delivered shall, as a condition precedent to the delivery of cash and certificates representing such Hecla Shares, give a bond satisfactory to Hecla and the Depositary in such amount as Hecla and the Depositary may direct, or otherwise indemnify Hecla and the Depositary in a manner satisfactory to Hecla and the Depositary, against any claim that may be made against Hecla or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise take such actions as may be required by the articles of Aurizon.

Section 5.03 *Distributions with Respect to Unsurrendered Certificates*

No dividend or other distribution declared or made after the Effective Time with respect to Hecla Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate that, immediately prior to the Effective Time, represented outstanding Aurizon Common Shares unless and until the holder of such certificate shall have complied with the provisions of Section 5.01 or Section 5.02 hereof. Subject to applicable law and to Section 5.04 hereof, at the time of such compliance, there shall, in addition to the delivery of a certificate representing Hecla Shares to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to such Hecla Shares.

Section 5.04 *Withholding Rights*

Hecla, Acquireco, Aurizon and the Depositary shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to an Aurizon Securityholder, Aurizon DSU Holder or Aurizon RSU Holder pursuant to the Arrangement and from any all dividends or other distributions otherwise payable to any Former Aurizon Securityholder such amounts as Hecla or the Depositary is required or permitted to deduct and withhold with respect to such payment under the

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Tax Act, the U.S. Tax Code or any provision of any applicable federal, provincial, state, local or foreign tax law or treaty, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the particular person in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. Hecla, Acquireco or the Depositary shall withhold from any Cash Consideration payable to an Aurizon Optionholder and/or sell on behalf of an Aurizon Optionholder any Share Consideration deliverable to the Aurizon Optionholder in order to remit to Aurizon for remittance to a taxing authority a sufficient amount to comply with Tax laws in respect of the cancellation of the Aurizon Options pursuant to the Plan of Arrangement.

Section 5.05 *Limitation and Proscription*

To the extent that a Former Aurizon Securityholder shall not have complied with the provisions of Section 5.01 or Section 5.02 hereof on or before the date that is six years after the Effective Date (the "**final proscription date**"), then the Cash Consideration to which such Former Aurizon Securityholder was entitled shall be returned to Hecla and the Share Consideration that such Former Aurizon Securityholder was entitled to receive shall be automatically cancelled without any repayment of capital in respect thereof and the certificates representing such Share Consideration shall be delivered to Hecla by the Depositary and the interest of the Former Aurizon Securityholder in such Share Consideraion to which it was entitled shall be terminated as of such final proscription date.

Section 5.06 *Election to Forgo Deduction Related to Options*

Aurizon, Acquireco and Hecla each acknowledge and agree that Aurizon and any person not dealing at arm's length with Aurizon, within the meaning of the Tax Act, will elect to forego any deduction under the Tax Act with respect to the payments to be made by Aurizon pursuant to the Plan of Arrangement to holders of Aurizon Options who are subject to tax under the Tax Act with respect to the disposition, transfer and cancellation of such holders' Aurizon Options pursuant to this Plan of Arrangement and who are entitled to claim a deduction under subsection 110(1)(d) of the Tax Act in respect thereof and, to effect the foregoing, Aurizon will comply with the requirements described in subsection 110(1.1) of the Tax Act.

ARTICLE SIX
AMENDMENTS

Section 6.01 *Amendments to Plan of Arrangement*

(a) Hecla and Aurizon reserve the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time, provided that each such amendment, modification or supplement must be (i) set out in writing, (ii) agreed to in writing by Hecla and Aurizon, (iii) filed with the Court and, if made following the Aurizon Meeting, approved by the Court, and (iv) communicated to Aurizon Securityholders, Aurizon DSU Holders and/or Aurizon RSU Holders if and as required by the Court.

(b) Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Aurizon at any time prior to the Aurizon Meeting provided that Hecla shall have consented thereto in writing, with or without any other prior notice or communication, and, if so proposed and accepted by the persons voting at the Aurizon

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Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c) Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Aurizon Meeting shall be effective only if: (i) it is consented to in writing by each of Hecla and Aurizon; and (ii) if required by the Court, it is consented to by the Aurizon Securityholders voting in the manner directed by the Court.

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Schedule B

ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

1.                  The arrangement (the “Arrangement”) under Division 5 of Part 9 of the Business Corporations Act (British Columbia) (the “BCBCA”) involving Aurizon Mines Ltd. (“Aurizon”), all as more particularly described and set forth in the Management Proxy Circular (the “Circular”) of Aurizon dated ●, 2013 accompanying the notice of this meeting (as the Arrangement may be modified or amended), is hereby authorized, approved and adopted;

2.                  The plan of arrangement, as it may be or has been amended (the “Plan of Arrangement”), involving Aurizon and implementing the Arrangement, the full text of which is set out in Appendix C to the Circular (as the Plan of Arrangement may be, or may have been, modified or amended), is hereby approved and adopted;

3.                  The arrangement agreement (the “Arrangement Agreement”) between Aurizon and Hecla Mining Company, dated as of March 3, 2013 and all the transactions contemplated therein the actions of the directors of Aurizon in approving the Arrangement and the actions of the officers of Aurizon in executing and delivering the Arrangement Agreement and any amendments thereto are hereby ratified and approved;

4.                  Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the securityholders of Aurizon or that the Arrangement has been approved by the Supreme Court of British Columbia, the directors of Aurizon are hereby authorized and empowered, without further notice to, or approval of, the securityholders of Aurizon:

(a)	to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the Plan of Arrangement; or
(b)	subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement;

5.                  Any one or more directors or officers of Aurizon is hereby authorized, for and on behalf and in the name of Aurizon, to execute and deliver, whether under corporate seal of Aurizon or not, all such agreements, forms waivers, notices, certificate, confirmations and other documents and instruments and to do or cause to be done all such other acts and things as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to these resolutions, the Arrangement Agreement and the completion of the Plan of Arrangement in accordance with the terms of the Arrangement Agreement, including:

(a)	all actions required to be taken by or on behalf of Aurizon, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities; and
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(b)	the signing of the certificates, consents and other documents or declarations required under the Arrangement Agreement or otherwise to be entered into by Aurizon;

such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

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Schedule C

KEY REGULATORY APPROVALS

•	Competition Act Approval
•	ICA Approval
•	HSR Approval

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Schedule D

KEY THIRD PARTY CONSENTS

The Existing Credit Facility